Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

Ayala Pharmaceuticals, Inc.

and

Immunome, Inc.

Dated as of February 5, 2024

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibits
Exhibit A	–	Support Agreement
Exhibit B	–	Assignment and Assumption Agreement
Exhibit C	–	Bill of Sale
Exhibit D	–	CVR Agreement
Exhibit E	–	IP and Patent Assignment Agreement
Exhibit F	–	Stockholder Written Consent

Schedules
Schedule A	–	Requisite Holders/Consenting Stockholders
Schedule B	–	Compounds
Schedule C	–	Product Patents
Schedule C-1	–	Dropped Patents
Schedule D	–	Knowledge Parties
Schedule E	–	Qualified CMC Expenses
Schedule 2.1(a)(ii)	–	Acquired Business Contracts
Schedule 2.2(b)	–	Certain Assumed Liabilities
Schedule 4.2(a)(v)	–	Closing Third Party Consents/Notices
Schedule 6.11	–	Transition Services

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of February 5, 2024 (the “Agreement Date”), by and between Ayala Pharmaceuticals, Inc., a Delaware corporation (“Seller”), and Immunome, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

A. The Parties intend to provide for the purchase by Purchaser of the Acquired Assets, including the assumption of certain Liabilities relating to the Acquired Assets, all on the terms and subject to the conditions set forth in this Agreement.

B. Subject to, and in accordance with, this Agreement, the Parties desire to enter into (i) an Assignment and Assumption Agreement and (ii) a Bill of Sale.

C. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Persons identified as “Requisite Holders” on Schedule A (such equity holders, the “Requisite Holders”) have entered into Support Agreements, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which the Requisite Holders have, subject to the terms and conditions set forth therein, agreed to vote all their shares of Seller’s capital stock in favor of the Transactions.

Now, Therefore, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Agreement

1. Definitions.

In this Agreement and any Exhibit, Disclosure Schedule, and Schedule attached hereto, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Business Contracts” has the meaning set forth in Section 2.1(a)(ii).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether (a) through direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity, or (b) by contract.

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“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.5(a).

“Annual Net Sales” means, with respect to a Product, total worldwide Net Sales of such Product during a calendar year.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Assignment Agreements” means any agreement with Third Parties (other than an Inventor) assigning right, title, or interest to Seller Patents.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Bill of Sale” means the Bill of Sale in substantially the form attached hereto as Exhibit C.

“BMS” means Bristol-Myers Squibb Company or its successors or assigns to the BMS License.

“BMS License” means the License Agreement dated November 29, 2017, between Seller and BMS, as amended.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the Commonwealth of Pennsylvania or the State of New Jersey.

“Closing” has the meaning set forth in Section 4.1.

“Closing Consideration” has the meaning set forth in Section 3.2(b).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Cash Payment” has the meaning set forth in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986.

“Combination Product” means a product in which one or more active ingredients that are not Products are sold in combination with, in addition to, or in a bundle with, a Product. Such other active ingredient(s) are referred to as the “Other Product(s)”.

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“Commercialization” means the conduct of all activities undertaken in preparation for and following Regulatory Approval relating to the promotion, sale (including receiving, accepting, and filling product orders), marketing, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering) of a product, including sales force, detailing, advertising, market research, market access (including price and reimbursement activities) and sales force training. “Commercialize” and “Commercializing” have correlative meanings.

“Competing Product” has the meaning set forth in Section 6.4(c).

“Compounds” means the gamma secretase inhibitors known as AL101 and AL102, as set forth on Schedule B.

“Consenting Stockholder” means the Persons identified as “Consenting Stockholders” on Schedule A.

“Conflict” has the meaning set forth in Section 5.1(c).

“Consideration” has the meaning set forth in Section 3.1.

“Contract” means any legally binding written or oral contract, agreement, or instrument, including supply contracts, licenses, understandings or commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges, and conditional sales agreements to which the Person referred to is a party or by which any of its assets are bound.

“Control” or “Controlled by” means, with respect to any Intellectual Property Rights, the possession by a party of the ability (whether by ownership, license or other right) to grant access to, or a license or sublicense of, such Intellectual Property Rights without violating the terms of any agreement or other arrangement with any Third Party.

“Controlled Group” means Seller and any trade or business, whether or not incorporated, which is treated together with Seller as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

“Cut Back Shares” has the meaning set forth in Section 10.3.

“CVR” means a contingent value right issued under the CVR Agreement.

“CVR Agreement” means the Contingent Value Right Agreement in substantially the form attached hereto as Exhibit D.

“Deposit” means $4,000,000.00 in immediately available funds, which amount was paid by Purchaser to Seller on December 23, 2023.

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“Development” means all development activities for a pharmaceutical or biological product (whether alone or for use together, or in combination, with another active agent or ingredient as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such product and lifecycle management of such product in any country in the world, including all non-clinical, preclinical, and clinical studies and trials of such product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any Regulatory Approval Application for such product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing. “Develop”, “Developing” and “Developed” and similar variations have correlative meanings.

“Development Milestone Event” has the meaning set forth in Section 3.3(a).

“Diligent Efforts” means, with respect to the efforts to be expended by Purchaser with respect to any task, objective, activity or decision to be undertaken with respect to the Development of a Product, the carrying out of such Development activities with a level of effort and resources consistent with those efforts that Purchaser and its controlled Affiliates devote to the Development of a pharmaceutical product owned by them or to which they have rights at a similar stage of development, and of similar scientific data and validation, market potential, profit potential and strategic value and based on conditions then prevailing. Such efforts may take into account, without limitation, scientific data (including safety and efficacy data), Regulatory Authority-approved labeling, product profile, the competitiveness of alternative products, pricing and reimbursement for such Product in a country relative to other markets, the likely timing of such Product’s entry into the market, the proprietary position of such Product, the anticipated profitability of such Product and the other products in Purchaser’s and its Affiliates’ portfolio (including other products under development), the likelihood of Regulatory Approval and other relevant scientific, technical and commercial factors. Diligent Efforts shall be determined on a country by country basis and indication by indication basis and it is anticipated that the level of effort will change over time reflecting the change in conditions.

“Disclosure Schedules” has the meaning set forth in Section 5.1.

“Distributor” means any Third Party wholesaler or distributor engaged for the sale of Product provided that such wholesaler or distributor does not make any royalty, milestone, profit share or other payment to Purchaser and its Affiliates based on such wholesaler’s or distributor’s sale of Product.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“Domain Names” means domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations for the foregoing.

“Dropped Patents” means each of the following, whether or not pending, issued, expired, withdrawn, rejected, canceled, abandoned, or closed: (a) the Patents listed on Schedule C-1, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention, and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the Patents listed on Schedule C-1.

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“Effectiveness Deadline” has the meaning set forth in Section 10.2(b).

“Employee Benefit Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, (iii) all employment, individual consulting, executive compensation, or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation, recreation, retirement, pension, loans, salary continuation, health, medical, dental, vision, accident, disability, cafeteria, life insurance and educational assistance plans, policies, agreements or arrangements, and (iv) any collective bargaining agreement or union contract, in each case, whether written or unwritten and whether or not subject to ERISA, that are sponsored or maintained by Seller or any member of the Controlled Group for the benefit of current or former employees or current or former consultants, independent contractors or directors of Seller or any of its Subsidiaries or with respect to which Seller or any of its Subsidiaries has any Liability.

“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law or Permit, Order or any award of any arbitrator of any kind relating to any Employee Benefit Plan, employment agreement, natural person consulting or independent contractor agreement, or otherwise relating to an employee or other natural person service provider and his or her potential or actual service or employment with Seller or any member of the Controlled Group.

“Enforceability Exception” has the meaning set forth in Section 5.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Evaluation Material” has the meaning set forth in Section 5.1(bb).

“Excess Liabilities” means (a) the excess (if any) of (i) the aggregate amount of Specified Liabilities over (ii) $4,000,000, plus (b) the excess (if any) of (i) the sum of (A) the Qualified CMC Expenses reimbursed to Seller as of Closing and (B) any Qualified CMC Expenses assumed and paid by Purchaser after the Closing, over (ii) $1,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” means all Liabilities of Seller and its Affiliates not expressly included in the definition of Assumed Liabilities, including:

(a) except as expressly included as an Assumed Liability, all Liabilities arising from Seller’s ownership or use of the Acquired Assets or the conduct of its business, including the Product Operations, as of or prior to Closing;

(b) all Liabilities relating to Excluded Assets;

(c) all Seller Tax Liabilities;

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(d) all Liabilities of Seller or any of its Affiliates for product liability, infringement, or misappropriation arising from preclinical or clinical trials of a Product or Product Operations conducted by or for Seller on or prior to Closing;

(e) all Employee Liabilities;

(f) any Liabilities that arose or were incurred under any Acquired Business Contract on or prior to Closing or that relate to any failure to perform, improper performance, warranty or other breach, default, or violation by Seller on or prior to the Closing;

(g) except as expressly included as an Assumed Liability, all Liabilities for invoices, bills, accounts payable, or other trade payables due or owned by Seller or any of its Affiliates to any Third Party relating to or arising from the Development, manufacture (or having manufactured), packaging, importation, marketing, or distribution of a Compound or Product prior to the Closing;

(h) any Liability arising out of or resulting from non-compliance with any Law by Seller or its Affiliates with respect to the Product Operations or the Acquired Assets;

(i) any Liability of Seller or its Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or any of the Transactions or the consummation thereof;

(j) any Liability arising out of or resulting from any liquidation, dissolution or winding up of Seller, including any Legal Proceeding, bankruptcy filing, assignment for the benefit of creditors or similar restructuring or reorganization involving Seller; and

(k) all Excess Liabilities.

“Exclusivity Agreement” means the Exclusivity Agreement, dated December 22, 2023, as amended, by and between Purchaser and Seller.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938.

“Filed SEC Documents” has the meaning set forth in Section 5.1.

“Filing Date” has the meaning set forth in Section 10.2(a).

“Fraud” means, with respect to any Party hereto, the making of a representation and warranty set forth in Article 5, with actual knowledge that such representation and warranty was false when made, with the intent that the Purchaser (in the case of the Seller) or the Seller (in the case of the Purchaser) rely thereon to its detriment.

“FTC” means the U.S. Federal Trade Commission or any successor agency thereto.

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“Fundamental Representations” means the representations and warranties contained in Sections 5.1(a) (Organization and Existence), 5.1(b) (Authority and Approval), clause (i) of 5.1(c) (No Conflict), 5.1(f) (Title), 5.1(n) (No Brokers) and 5.1(t) (Sufficiency of Acquired Assets).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GCP” means good clinical practices, standards and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice,” including related regulatory requirements imposed by the FDA, in 21 C.F.R parts 11, 16, 50, 54, 56, 58, 312, 324, 320, 511, 514, 601, 812, and 814, and comparable regulatory standards, practices and procedures promulgated by any other Regulatory Authority, including applicable quality guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to relevant activities hereunder.

“GLP” means good laboratory practices promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by any other Regulatory Authority, including applicable quality guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to the relevant activities hereunder.

“GMP” means good manufacturing practices and standards for the production of drugs promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210, 211, 600 through 680, 820, and 1271, as applicable, and comparable regulatory standards promulgated by any other Regulatory Authority, including applicable guidelines promulgated under the ICH, in each case, as amended from time to time and applicable to the relevant activities hereunder.

“Governmental Authority” means any federal, state, local, or any non-U.S. government, governmental, regulatory (including self-regulatory) or administrative authority, body, agency or commission or any court, tribunal, or judicial or arbitral body.

“HIPAA” means, collectively: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing regulations at 45 C.F.R. Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, and rules and regulations promulgated thereunder.

“ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, or the comparable application submitted to the applicable Regulatory Authority, including any amendments thereto.

“Independent Expert” has the meaning set forth in Section 3.3(c)(iii).

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“Information Statement” has the meaning set forth in Section 6.6(b).

“Insurance Policies” has the meaning set forth in Section 5.1(w).

“Intellectual Property Rights” means any and all of the following and any and all rights associated with the following, in any jurisdiction throughout the world, by whatever name or term known or designated, whether arising by operation of Law, Contract, or otherwise:

(a) Patents;

(b) Trademarks;

(c) Domain Names;

(d) all copyrights, mask work rights, moral rights, and common-law rights thereto, and all applications, registrations, and renewals in connection therewith throughout the world;

(e) all rights in databases and data collections;

(f) all Know-How;

(g) all similar, corresponding, or equivalent rights to any of the foregoing anywhere in the world; and

(h) all rights to sue for past, present, or future infringement, violations, or misappropriation of any of the foregoing anywhere in the world.

“Inventor” means each of the named inventors of each of the Seller Patents, as well as any inventor who should be or should have been named on each of the Seller Patents.

“Inventor Assignment Agreement” means an agreement by Seller or its Affiliate with the respective Inventor assigning all right, title, and interest to the Seller Patents to Seller or its Affiliate. For clarity, any agreement with an employee or contractor of Seller or its Affiliate that provides for the general assignment of inventions made in the course of employment by or providing services to Seller or its Affiliate shall not be an “Inventor Assignment Agreement”.

“Inventory” means all inventories of active pharmaceutical ingredient for the Compounds and Products, all drug product for the Compounds and Products, all raw and pack materials, work-in-process, finished goods, Products on stability, reference materials warehoused stock, supplies, consumables and packaging materials relating to the Product or manufacture thereof.

“IP and Patent Assignment Agreement” means the IP and Patent Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit E.

“IQVIA Agreement” means the Master Services Agreement, dated July 21, 2020, by and between Old Ayala, Inc. (formerly Ayala Pharmaceuticals, Inc.), a Delaware corporation, and IQVIA Biotech LLC, as amended, together with that certain Amendment No. 2 to Initial Work Order Project Code: Al-DES-01/WZ95313, by and between Seller and IQVIA RDS Inc., to be executed after the date hereof.

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“Key Personnel” has the meaning set forth in Section 6.12.

“Key Personnel Agreements” has the meaning set forth in Section 6.12.

“Know-How” means data, knowledge, trade secrets, know-how, discoveries, inventions and technical, business or other proprietary information, including materials, samples, manufacturing data, chemistry, manufacturing, and controls information, toxicological data, pharmacological data, data from preclinical, clinical or non-clinical testing or studies, assays, processes, protocols, procedures, methods, devices, designs, results, technology, platforms, formulations, regulatory filings, applications, approvals and associated correspondence, specifications, quality control testing data, customer lists, mailing lists and business plans. “Know-How” shall expressly exclude the subject matter of the Dropped Patents. Notwithstanding the foregoing, solely with respect to any representation by Seller pursuant to this Agreement (including but not limited to the representations set forth in Section 5.1(m)), “Know-How” shall expressly exclude subject matter that is solely claimed in the Dropped Patents. For clarity, subject matter that is claimed in both the Product Patents and the Dropped Patents shall be included within “Know-How.”

“Knowledge”. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, after reasonable investigation. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any individual set forth on Schedule D has Knowledge of such fact or other matter.

“Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law, including GCP, GMP and GLP.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” or “Liabilities” means, with respect to any Person, any debt, duty, liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations, Taxes (including penalties and interest), and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such debts, duties, liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

“License Grants” means licenses, sublicenses, or other Contracts (whether royalty bearing or non-royalty bearing) under which rights in any Product IP have been granted to any Person by any of (a) Seller, (b) any Affiliate of Seller and (c) any other Person that, at the time of the execution of the license, sublicense, or other Contract, as applicable, is or was an Affiliate of Seller.

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“Lien” means any lien, statutory lien, pledge, mortgage, security interest, claim, encumbrance, restriction on use or transfer, easement, right of way, option, conditional sale, or other title retention agreement of any kind or nature. In the case of an Intellectual Property Right that is subject to any in-license or out-license, “Lien” includes the terms and conditions of such in-license or out-license, as applicable.

“Lock-Up Period” has the meaning set forth in Section 3.6.

“Lock-Up Shares” has the meaning set forth in Section 3.6.

“Look-Back Date” means the date that is three (3) years prior to the date of this Agreement.

“made available” means that Seller has provided to Purchaser that material in question, on before the second (2nd) Business Day prior to the date hereof, other than material that was delivered to Purchaser at the request of Purchaser made during such period.

“Mandatory Registration Statement” has the meaning set forth in Section 10.2(a).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result, or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the Acquired Assets, taken as a whole or materially increase the Assumed Liabilities or (b) materially impairs the ability of Seller to consummate, or prevents or materially delays, the Closing or would reasonably be expected to do so; provided, however, that any events, changes, circumstances, occurrences, effects, results, or states of facts resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which Seller operates; (ii) any acts of war, sabotage, terrorist activities or Laws or Orders imposed by a Governmental Authority associated with national security in response thereto; (iii) effects of weather or meteorological events, any epidemic, pandemic or disease outbreak, any public health emergency (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or other similar acts of God; (iv) any change of Law or accounting standards after the Agreement Date; (v) the announcement or pendency of this Agreement; and (vi) any failure by Seller to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure); except in the case of each of clauses (i) through (iv), with respect to Seller, to the extent disproportionately affecting Seller relative to other similarly situated companies in the industries in which Seller operates.

“Milestone Payment” means any Development Milestone Payment or Net Sales Milestone Payment.

“Material Contracts” has the meaning set forth in Section 5.1(i)(i).

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“Net Sales” means, with respect to any Product, the gross amounts invoiced by Purchaser and its Affiliates for sales of such Product to unaffiliated Third Parties, including to Distributors, less the following deductions provided to unaffiliated entities, each as actually allowed and taken and not reimbursed by any Third Party:

(a) trade, quantity and/or cash discounts, charge-back payments, allowances or rebates actually taken and allowed, including promotional or similar discounts or rebates and discounts or rebates to wholesalers or other distributors, buying groups, healthcare insurance carriers or other institutions, managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursors, or to trade customers (managed care and similar types of rebates and chargebacks);

(b) any payment actually made in respect to sales to any governmental authority in respect of any government subsidized program, including Medicare and Medicaid rebates;

(c) discounts provided in connection with coupon, voucher or similar patient programs;

(d) credits or allowances actually given or made with respect to Products by reason of rejection, defects, recalls, returns, rebates and retroactive price reductions;

(e) a reasonable allowance for bad debt (not to exceed 2% of Net Sales in the aggregate);

(f) any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof, as adjusted for rebates and refunds, without reimbursement from any Third Party, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that Purchaser or its Affiliates, as applicable, allocate to sales of such Product in accordance with Purchaser’s or its Affiliates’ standard policies and procedures consistently applied across its products, as applicable, in each case, to the extent non-creditable or refundable;

(g) any charges for freight, postage, shipping or transportation, or for insurance, in each case to the extent borne by Purchaser and/or its Affiliates; and

(h) any administrative fees paid to group purchasing organizations or managed care entities for the sale of Products.

Notwithstanding the foregoing, amounts received or invoiced by Purchaser or its Affiliates for the sale of Products among Purchaser and its Affiliates shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance the selling party’s standard practices in the relevant country of the sale and in accordance with GAAP.

Notwithstanding the foregoing, “Net Sales” shall not include any amounts invoiced for sales of Products supplied for use in clinical trials of Products, or under early access, compassionate use, named patient, indigent access, patient assistance or other reduced pricing programs.

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Net Sales for a Combination Product shall be calculated as follows:

(i) If the Product and the Other Product(s) in such Combination Product each are sold separately in the same country during the same calendar year, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country and calendar year of the Product sold separately in the same formulation and dosage, and B is the (sum of the) public or list price(s) in such country and calendar year of the Other Product(s) sold separately in the same formulation and dosage.

(ii) If the Product is sold independently of the Other Product(s) in such Combination Product in such country and calendar year, but the public or list price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country and calendar year of the Product sold independently and C is the public or list price of the Combination Product in such country.

(iii) If the Other Product(s) in such Combination Product are sold independently of the Product in such country and calendar year, but the public or list price of the Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction [1-B/C], where B is the (sum of the) public or list price(s) in such country and calendar year of the Other Product(s) and C is the public or list price in such country and calendar year of the Combination Product.

(iv) If neither the Product nor the Other Product(s) in such Combination Product are sold separately in such country and calendar year, then Purchaser will determine a calculation of Net Sales for the Combination Product in good faith based on the relative values of the Product and the Other Product(s).

“NDA” means (a) a New Drug Application or Biologics License Application, as applicable, for any product requesting permission to market a drug or biologic, and all supplements or amendments thereto, filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States and (b) all equivalents of the foregoing in any jurisdiction outside of the United States.

“Net Sales Information” has the meaning set forth in Section 3.3(c)(ii).

“Net Sales Report” has the meaning set forth in Section 3.3(c)(i).

“Nondisclosure Agreements” means any nondisclosure, confidentiality, or similar agreements in effect as of the date of this Agreement to which Seller is a party that primarily relate to the Acquired Assets or any Product IP, or any other Compound or Product.

“Non-Paying Party” has the meaning set forth in Section 6.5(b).

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“Non-Scheduled License Grants” has the meaning set forth in Section 5.1(m)(ii).

“Non-Transferable Assets” has the meaning set forth in Section 2.4.

“Objection Notice” has the meaning set forth in Section 3.3(c)(iii).

“Opinion” has the meaning set forth in Section 5.1(y).

“Order” means and includes any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling, or other order, whether temporary, preliminary, or permanent enacted, issued, promulgated, enforced, or entered into by any Governmental Authority.

“Orderly Trading Period” has the meaning set forth in Section 3.7.

“Ordinary Course of Business” means the ordinary course of business of Seller consistent with Seller’s past custom and practice.

“Organizational Document” means (a) the articles or certificate of incorporation, association, or formation and the bylaws of a corporation; (b) the operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 11.1(e).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent Documents” means all (a) prosecution files for each of the Seller Patents and any other Product Patents for which Seller or its Affiliate is responsible for filing or prosecution; (b) Assignment Agreements and all Inventor Assignment Agreements; and (c) documents, records, and files in the possession and Control of Seller, its counsel, or its agents with respect to (i) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Seller Patents, or (ii) the filing, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, and maintenance of the Seller Patents and any other Product Patents for which Seller or its Affiliate is responsible for filing or prosecution.

“Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent applications, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention, and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Paying Party” has the meaning set forth in Section 6.5(b).

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“Permits” means any license, permit, registration, listing, approval, qualification, letter, authorization, certificate of authority, qualification, NDA, IND, or similar document or authority issued or granted by any Regulatory Authority or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes or similar governmental assessments and charges (i) not yet due and payable, or (ii) that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, (b) Liens referred to in the Acquired Business Contracts, (c) in the case of an Intellectual Property Right that is subject to any non-exclusive in-license or out-license, the terms and conditions of such in-license or out-license as apparent from the face of such license and the license is included in any Material Contract set forth on Section 5.1(i)(i) of the Disclosure Schedules, in any Contract set forth on Section 5.1(m)(i) or 5.1(m)(ii) of the Disclosure Schedule, or in any Non-Scheduled License Grant and in each case do not materially impair or limit the use, value, or marketability of the property which they encumber.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Positive Topline Data” means data showing that the RINGSIDE Part B Study met its primary endpoint of improving progression-free survival of patients with progressive desmoid tumors, as assessed by blinded independent central review, demonstrating a statistically significant improvement for AL102 over placebo as defined by the clinical protocol, specifically a hazard ratio of 0.35 or better.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period beginning before and ending on the Closing Date as determined by Section 6.5(b).

“Product” means any product comprised of or containing either of the Compounds, in any form or formulation.

“Product Information” has the meaning set forth in Section 6.12.

“Product IP” means any and all (a) Product Patents, (b) Product Know-How and (c) other Intellectual Property Rights Controlled by Seller or any of its Affiliates that is related to any Compounds or Products but excluding (i) Domain Names and (ii) Trademarks.

“Product Know-How” means all Know-How Controlled by Seller or any of its Affiliates as of the Closing Date that (a) is used or held for use in or is necessary or useful for the Product Operations or (b) is necessary or useful for the research, Development, manufacture, or Commercialization of any Compound or Product, including, for the avoidance of doubt, all of Seller’s and its Affiliates’ Know-How made before the Closing Date that (i) constitutes the composition of matter of any Compound or Product, or a method of manufacturing or using any Compound or Product, or (ii) relates to a companion diagnostic for any Compound or Product.

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“Product Operations” means the research, Development, manufacture, formulation, testing, use, distribution, marketing, sale, promotion, and other exploitation of any Compound or Product as conducted by Seller and its Affiliates, and any Affiliates of Seller prior to the Agreement Date, in each case at any time prior to the Closing Date (except as expressly provided elsewhere in this Agreement). “Product Operations” shall expressly exclude the subject matter of the Dropped Patents. Notwithstanding the foregoing, solely with respect to any representation by Seller pursuant to this Agreement (including but not limited to the representations set forth in Section 5.1(m)), “Product Operations” shall expressly exclude subject matter this is solely claimed in the Dropped Patents. For clarity, subject matter that is claimed in both the Product Patents and the Dropped Patents shall be included within “Product Operations.”

“Product Patents” means each of the following, whether or not pending, issued, expired, withdrawn, rejected, canceled, abandoned, or closed: (a) the Patents listed on Schedule C, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention, and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the Patents listed on Schedule C. The Product Patents shall expressly exclude the Dropped Patents.

“Purchaser Common Stock” means shares of Purchaser’s common stock, $0.0001 par value per share.

“Purchaser Parties” has the meaning set forth in Section 10.4(b).

“Purchaser Milestone Representative” has the meaning set forth in Section 3.3(c)(iv).

“Purchaser SEC Reports” has the meaning set forth in Section 5.2(h)(i).

“Registrable Shares” has the meaning set forth in Section 10.1(b).

“Registration Liability Cap” has the meaning set forth in Section 10.4(b).

“Qualified CMC Expenses” shall mean all costs and expenses payable to the CMOs set forth on Schedule E for CMC related work for the Products arising from purchase orders or Contracts set forth on Schedule E that are approved by Purchaser (with such approval not to be unreasonably withheld, delayed or conditioned) in an aggregate amount not to exceed $1,000,000 (unless otherwise approved in writing by Purchaser), which purchase orders or Contracts shall be included in the Acquired Business Contracts.

“Regulatory Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of the Product in such jurisdiction in accordance with applicable Laws.

“Regulatory Approval Application” means an application submitted to the applicable Regulatory Authority in pursuit of receiving Regulatory Approval of a Product in a country, regulatory jurisdiction or region, and all amendments and supplements thereto.

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“Regulatory Authority” means any applicable Governmental Authority involved in the granting and maintenance of Regulatory Approvals in any country worldwide, or the conduct of clinical investigations, including the FDA in the United States.

“Regulatory Documentation” means all books, records, files, documents, information and correspondence of Seller or its Affiliates to the extent (a) relating to the Compounds, Products, Acquired Assets, or Assumed Liabilities, (b) used or held for use in the Product Operations, or (c) generated in the conduct of the Product Operations, including (i) all records with respect to supply sources; (ii) all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research with respect to the Products; (iii) promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content, and advertising and display materials relating to the Products; (iv) all records, including vendor and supplier lists, research, development and manufacturing records, sampling records, standard operating procedures and batch records, related to the manufacturing process for any Compounds or Products; (v) all data contained in laboratory notebooks to the extent relating to any Compounds or Products or relating to the biological, physiological, mechanical or formula properties of any of the foregoing, including data related to preclinical and clinical trials and investigator brochures, and all statistical programs developed (or modified in a manner to the use or function thereof) to analyze such data; (vi) all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports with respect to any Compounds or Products; (vii) all analytical and quality control data relating to any Compounds or Products; (viii) all correspondence, minutes, and other communications with the FDA, any other Regulatory Authority and institutional review board or research ethics committee relating to any Compounds or Product, and (ix) HIPAA authorizations collected in connection with clinical trials, in each case owned or held by Seller or any of its Affiliates as of or prior to the Closing other than any Excluded Assets.

“Regulatory Filings” means any and all regulatory applications, filings, approvals and associated correspondence required or related to the Development, manufacture or Commercialization of any Compound or Product in any country or jurisdiction, including all INDs relating to the Compounds and the Products.

“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Support Agreements, the CVR Agreement and any agreement, document, or instrument entered into or delivered in connection with this Agreement and the Transactions.

“Representatives” means officers, directors, employees, stockholders, partners, members, agents, attorneys, accountants, bankers, advisors and representatives.

“Requisite Holders” has the meaning set forth in the Recitals.

“Resale Registration Statement” has the meaning set forth in Section 10.1(a).

“Restriction Termination Date” has the meaning set forth in Section 10.3.

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“RINGSIDE Part B Study” means the Phase 3/Part B double-blind, placebo-controlled part of the Study of AL102 in Patients with Progressing Desmoid Tumors (RINGSIDE Part B Study)(NCT04871282) being conducted by or on behalf of Seller.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, or any similar successor rule that may be promulgated by the SEC.

“Rule 424” means Rule 424 as promulgated by the SEC under the Securities Act, or any similar successor rule that may be promulgated by the SEC.

“SEC” means the United States Securities and Exchange Commission.

“SEC Restrictions” has the meaning set forth in Section 10.3.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the preamble.

“Seller Common Stock” means shares of Seller’s common stock, par value $0.001 per share.

“Seller Financial Statements” has the meaning set forth in Section 5.1(x)(ii).

“Seller IP” means any and all (a) Product Patents owned by Seller or its Affiliate, (b) Product Know-How owned by Seller or its Affiliate and (c) other Intellectual Property Rights (including any Domain Names or Trademarks) owned by Seller or any of its Affiliates that is related to any Compounds or Products.

“Seller Parties” has the meaning set forth in Section 10.4(a).

“Seller Patents” means any and all Product Patents owned by Seller or its Affiliate.

“Seller SEC Reports” means each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed or furnished by Seller pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2023, in each case, as such documents have since the time of their filing been amended or supplemented as of the date that is two (2) Business Days prior to the Agreement Date.

“Seller Tax Liabilities” means (i) all Taxes of Seller or its Affiliates, or for which Seller or any of its Affiliates is or are liable (including as a transferee or successor, or by contract or otherwise by operation of Law), for any taxable period (to the extent not relating to the Acquired Assets, the Product Operations or the Assumed Liabilities) and for any Pre-Closing Tax Period (to the extent relating to the Acquired Assets, the Product Operations or the Assumed Liabilities) (including any such Tax of Seller or any of its Affiliates that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law), (ii) any Taxes of another Person for which Seller is liable (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable Law) as a result of being a member of an affiliated, consolidated, combined or unitary group for Tax purposes on or before the Closing Date or any similar provision of state, local, or foreign applicable Law, (iii) any Taxes that arise out of the transactions contemplated by this Agreement (including withholding taxes imposed on payments under this Agreement and fifty-percent of any Transfer Taxes pursuant to Section 6.5(c)), (iv) any Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; and (v) all Taxes relating to the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period.

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“SOX” has the meaning set forth in Section 5.1(x)(i).

“Specified Liabilities” has the meaning set forth in Section 2.2(b).

“Stockholder Written Consent” has the meaning set forth in Section 6.6(a).

“Straddle Period” has the meaning set forth in Section 6.5(b).

“Straddle Period Tax” has the meaning set forth in Section 6.5(b).

“Strategic Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of the Acquired Assets; (b) the issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of Seller or any direct or indirect subsidiary of Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Seller or any direct or indirect subsidiary of Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Seller or any direct or indirect Subsidiary of Seller; or (c) a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller or any of its direct and indirect subsidiaries; provided, however, that none of the following shall be deemed to constitute a “Strategic Transaction”: (A) the grant of stock, stock options or other equity or equity-based compensation, or the granting or payment of cash bonuses, right to proceeds or other payments, by Seller to its employees and contractors if such grant and/or payment is made in the Ordinary Course of Business or in connection with the Transactions, (B) the issuance of stock by Seller to its employees and contractors upon the exercise of outstanding stock options, (C) the issuance of stock by Seller in connection with the exercise by the holders thereof of any of Seller’s currently outstanding convertible debt and equity securities, and (D) the issuance of securities as contemplated by the right of certain existing investors of Seller to (1) lend an additional $4.0 million to Seller on the same terms as the loan made to Seller on November 17, 2023, including warrant coverage, and (2) purchase senior convertible promissory notes of Seller up to an aggregate amount of $1.458 million, all as described in the Part II, Item 5 of Seller’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

“Subsidiary” means with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person or (b) which is required to be consolidated with such Person under GAAP.

“Tail Policy” has the meaning set forth in Section 6.10.

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“Tax” or “Taxes” means any and all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments, and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts imposed with respect to such amounts).

“Tax Contest” has the meaning set forth in Section 6.5(d).

“Tax Return” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any applicable Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Third Party” means any Person other than a Party hereto or an Affiliate of a Party hereto.

“Trademarks” means trademarks, trade names, corporate names, service marks, brand names, logos, trade dress, slogans, and other indicia of source or origin together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated with the foregoing and all common-law rights thereto, as well as all applications, registrations and renewals in connection therewith.

“Trading Day” means any day on which the primary market on which shares of Purchaser Common Stock are listed as open for trading.

“Transactions” means the transactions contemplated pursuant to this Agreement and the other Related Agreements.

“Transfer Agent” has the meaning set forth in Section 3.5(c).

“Transfer Taxes” has the meaning set forth in Section 6.5(c).

“Transferred Permits” has the meaning set forth in Section 5.1(h).

“U.S.” means the United States of America and its territories and possessions.

“Written Consent Delivery Time” has the meaning set forth in Section 6.6(a).

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2. Purchase and Sale of Assets

2.1 Acquired Assets.

(a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall cause to be sold, transferred and conveyed to Purchaser, at the Closing, all of Seller’s and its Subsidiaries’ right, title and interest at the Closing in the (a) Acquired Assets, free and clear of all Liens other than Permitted Liens, and (b) the Dropped Patents. At the Closing, the sale, transfer, conveyance, assignment, and delivery of the Acquired Assets and the Dropped Patents will be effected pursuant to the Assignment and Assumption Agreement and the Bill of Sale. Notwithstanding anything to the contrary contained in this Agreement, the transfer of the Acquired Assets will not include the assumption by Purchaser of any Liability of Seller related to the Acquired Assets, unless Purchaser expressly assumes that Liability as an Assumed Liability pursuant to Section 2.2. “Acquired Assets” means the following properties, assets, and rights of Seller:

(i) all Seller IP together with (A) any and all goodwill symbolized thereby and associated therewith, (B) any and all rights to royalties, profits, compensation, license payments, and other payments or remuneration of any kind relating to the Acquired Assets, and (C) any and all rights to obtain renewals, reissues, reexaminations, supplemental examinations and certificates and extensions of registrations, exclusivities, or other legal protections pertaining to the Seller IP and all Patent Documents;

(ii) all rights in, to, and under the Contracts listed on Schedule 2.1(a)(ii) (including the BMS License and any additional Contracts listed on Schedule 2.1(a)(ii) as updated by Seller and delivered to Purchaser at least five Business Days prior to the anticipated Closing Date; provided that Purchaser shall have the right to reject inclusion of (i) any Contracts proposed to be listed on the updated Schedule 2.1(a)(ii) or (ii) any Contracts listed on Schedule 2.1(a)(ii) that were materially amended or under which material rights were waived after the Agreement Date) (collectively, the “Acquired Business Contracts”);

(iii) all Inventory;

(iv) all Regulatory Filings and other Regulatory Documentation, including all copies thereof;

(v) the Transferred Permits;

(vi) all chemical or biological materials relating to the Compounds or Products, including all patient samples from clinical trials;

(vii) all rights, claims, credits (including the $2,480,000.00 credit under the IQVIA Agreement), guaranties, warranties, indemnities, causes of action or rights of set-off, and other similar rights against Third Parties to the extent relating to or arising from the Compounds, the Products, the Acquired Assets or the Assumed Liabilities; and

(viii) Seller’s rights in or to any equipment used in the development or manufacturing the Compounds or Products.

(b) Seller and Purchaser expressly agree and acknowledge that Purchaser is not acquiring any right, title, or interest in any assets that are not Acquired Assets (collectively, the “Excluded Assets”).

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2.2 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will assume and agree to pay, perform, and discharge only those Liabilities that are Assumed Liabilities. The assumption of the Assumed Liabilities by Purchaser will be effected pursuant to the Assignment and Assumption Agreement. For purposes of this Agreement, “Assumed Liabilities” means only the following liabilities of Seller:

(a) all Liabilities of Seller and its Affiliates under the Acquired Business Contracts arising on or after the Closing Date, including Liabilities under the BMS License (but excluding (i) Liabilities resulting from any breach or non-compliance with of any such Acquired Business Contract by Seller or any of its Affiliates or (ii) Seller Tax Liabilities); and

(b) any Liability or other obligation expressly set forth on Schedule 2.2(b) in an aggregate amount not to exceed $4,000,000 (the Liabilities identified in this clause (b), the “Specified Liabilities”).

2.3 Excluded Liabilities. The Parties acknowledge and agree that Purchaser will not, and in no event will Purchaser assume or be required to pay, perform, or discharge any Liabilities other than the Assumed Liabilities, and that, as between the Parties, Seller shall remain responsible for all Excluded Liabilities.

2.4 Assets Incapable of Transfer. Notwithstanding anything herein to the contrary, this Agreement will not constitute an assignment or transfer of, an attempted assignment or transfer of, or an agreement to effect an assignment or transfer of, Acquired Assets that are not assignable or transferable without the consent of another Person (that has not been obtained at or prior to Closing) (the “Non-Transferable Assets”), if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach of any Acquired Business Contract in the absence of such consent; provided, however, that, except as provided in Section 4.2(a)(v), Closing shall occur notwithstanding the foregoing without any adjustment to the Consideration on account thereof. For a period of 12 months following the Closing Date, Seller will, at no cost to Purchaser, use commercially reasonable efforts to obtain the consent of such other Person to the assignment or transfer of any such Non- Transferable Asset to Purchaser in all cases in which such consent is required for such assignment or transfer. Purchaser will reasonably cooperate with Seller in its efforts to obtain such consents. To the extent any such consent cannot be obtained, Seller will, at no cost to Purchaser, use commercially reasonable efforts to provide an alternate arrangement reasonably satisfactory to Purchaser designed to provide to Purchaser the economic benefits intended to be assigned or transferred to Purchaser under the relevant Non- Transferable Asset; provided, however, that Seller shall not be required to undertake any work or take any action that would constitute a breach of any such Contract included in a Non-Transferable Asset. Without limiting the generality of the foregoing, the beneficial interest in and to the Acquired Assets, to the fullest extent permitted by the relevant Contract or Permit and applicable Law, will pass to Purchaser.

3. Consideration

3.1 Consideration. In consideration for the purchase and sale of the Acquired Assets, at the Closing, upon the terms and subject to conditions set forth herein, Purchaser shall pay the Consideration. The “Consideration” means the sum of (a) the Closing Consideration, (b) the Milestone Payments and (c) the Assumed Liabilities; provided, in the case of clause (b), such payments shall be made only when and to the extent they are payable pursuant to the terms of this Agreement.

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3.2 Closing Consideration.

(a) At the Closing, Purchaser shall pay (or cause to be paid) to Seller an amount of immediately available funds equal to (i) $20,000,000, minus (ii) the Deposit (provided the Deposit has not already been refunded to Purchaser in accordance with Section 6.8), plus (iii) the aggregate amount of documented Qualified CMC Expenses incurred and paid by Seller prior to Closing as documented to Purchaser at least two (2) Business Days prior to Closing, minus (iv) the aggregate amount of Excess Liabilities (collectively, the “Closing Cash Payment”), by wire transfer to one or more accounts provided to Purchaser by Seller no later than two (2) Business Days prior to the Closing.

(b) At the Closing, Purchaser shall issue to Seller 2,175,489 unregistered shares of Purchaser Common Stock (the “Shares”, and together with the Closing Cash Payment, the “Closing Consideration”).

(c) At the Closing, Purchaser shall assume and agree, on and after the Closing Date, to pay, perform and discharge promptly and fully when due the Assumed Liabilities.

3.3 Milestone Consideration.

(a) Development Milestone Payments. Subject to Closing and the other terms and conditions of this Agreement, from and after the Closing, when an event set forth in the table below is achieved (each such event, a “Development Milestone Event”), Purchaser shall pay or issue (or cause to be paid or issued), as applicable, to Seller, in accordance with and subject to the terms of this Agreement, the one-time, non-refundable, non-creditable payment equal to the corresponding amount set forth in the table below (each such payment, a “Development Milestone Payment”):

Development Milestone Event	Development Milestone Payment
Public announcement of Positive Topline Data	$10,000,000 in cash
Grant of NDA Regulatory Approval of a Product by the FDA in a first indication	$17,500,000 in cash

Each of the Development Milestone Payments shall be payable or issuable only one time, for the first achievement of the corresponding Development Milestone Event, and no Development Milestone Payment would be due for subsequent or repeated achievements of the same Development Milestone Event, whether by the same Product or a different Product. Each Development Milestone Payment shall be paid or issued within 45 days after the achievement of the corresponding Development Milestone Event. In no event shall the total Development Milestone Payments exceed $27,500,000.

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(b) Net Sales Milestone Payment. Subject to Closing and the other terms and conditions of this Agreement, from and after the Closing, when an event set forth in the table below is achieved (each such event, a “Net Sales Milestone Event”), Purchaser shall pay (or cause to be paid) to Seller, in accordance with and subject to the terms of this Agreement, the one-time, non-refundable, non-creditable payment equal to the corresponding amount set forth in the table below (each such payment, a “Net Sales Milestone Payment”):

Net Sales Milestone Event	Net Sales Milestone Payment
First calendar year in which Annual Net Sales of AL102 exceed $100,000,000	$10,000,000 in cash

The Net Sales Milestone Payment set forth above shall be payable only one time, for the first achievement of such Net Sales Milestone Event. In no event shall the total Net Sales Milestone Payment exceed $10,000,000. The Net Sales Milestone Payment shall be paid within 90 days after the end of the calendar year in which such Net Sales Milestone Event is achieved.

(c) Net Sales Reporting.

(i) Purchaser shall, within 90 days following the date of the first calendar year following the date hereof, and within 90 days following each calendar year thereafter, provide to Seller a report (each, a “Net Sales Report”) setting forth, in reasonable detail, the Annual Net Sales of AL102 for each such calendar year, calculated in accordance with the definition of “Net Sales” as set forth herein; provided that Purchaser’s obligation to prepare a Net Sales Report shall terminate automatically upon payment of the Net Sales Milestone Payment under this Agreement or the CVR Agreement, as applicable.

(ii) Purchaser shall keep complete and accurate, in all material respects, books and records of Net Sales of AL102 to the extent required to calculate the Net Sales Milestone Payment payable hereunder (the “Net Sales Information”) and shall maintain the Net Sales Information until one year after the last day of the calendar year to which such Net Sales Information relates.

(iii) Notwithstanding anything to the contrary in this Agreement, Seller shall have 30 days after the receipt of a Net Sales Report pursuant to Section 3.3(c)(i) to dispute any of the calculations therein by providing written notice thereof (including a reasonably detailed basis thereof) to Purchaser (such notice, an “Objection Notice”). If the Seller does not deliver an Objection Notice within such 30-day period, it shall be deemed to have irrevocably consented to the applicable Net Sales Report and the calculations therein. If the Seller delivers an Objection Notice the Parties shall work in good faith to resolve such dispute. If the Parties are unable to resolve any such dispute within 30 days after Purchaser’s receipt of an Objection Notice, the matters remaining in dispute shall be submitted for resolution to a nationally recognized independent accounting firm to be mutually agreed upon by Seller and Purchaser (such agreed firm, the “Independent Expert”). The Independent Expert’s determination of Net Sales shall be within the range of values proposed by Purchaser and Seller and the Independent Expert shall make such determination in accordance with the definition of “Net Sales” and the other applicable terms of this Agreement. The Independent Expert’s decision shall be final, absent manifest error, and the costs of such Independent Expert shall be borne by the Seller if the Annual Net Sales are determined by the Independent Expert to be $100,000,000 or less and by Purchaser if the Annual Net Sales are determined by the Independent Expert to be greater than $100,000,000 and the Independent Expert’s final determination. No later than 30 days after such decision and in accordance with such decision, Purchaser shall pay any amount of any Milestone Payment owing to Seller in accordance with such decision.

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(iv) In the event that, following the Closing Date, Seller is wound up, liquidated or dissolved, Seller shall be entitled to designate, by written notice to Purchaser, another Person who shall be reasonably acceptable to Purchaser to enforce its rights and assume its obligations under this Section 3.3 (the “Purchaser Milestone Representative”), and such Purchaser Milestone Representative shall be a third-party beneficiary of this Agreement for purposes of this Section 3.3. The Purchaser Milestone Representative shall agree to be bound to a customary confidentiality agreement in form and substance reasonably satisfactory to Purchaser as a condition to serving in such capacity.

(d) Purchaser Diligence. Commencing upon the Closing, Purchaser shall use Diligent Efforts to achieve the Development Milestone Events set forth in Section 3.3(a) for one Product in one indication in the U.S. Neither Purchaser nor any of its Affiliates shall take any action the primary purpose of which is to avoid the payment of any Milestone Payment. The Parties intend the express provisions of this Section 3.3(d) to govern their contractual obligations with respect to the rights and obligations under this Section 3.3(d) and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by applicable Law with respect thereto.

(e) Non-Transferable Right. The right of Seller to receive any amounts with respect to Milestone Payments (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by Seller other than pursuant to a court Order, by operation of Law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity and (iii) does not represent any right other than the right to receive the Milestone Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, if Seller’s stockholders approve a plan of dissolution in compliance with Section 6.9 and after the date that is six (6) months following the Closing Date Seller decides to make a pro rata distribution of its rights to receive all of the remaining Milestone Payments under this Section 3.3 to its stockholders, Seller shall notify Purchaser and the applicable Parties shall enter into the CVR Agreement. Seller shall distribute one CVR for each share of common stock of Seller that is outstanding as of the record date for such distribution, which will represent an aggregate right to receive, upon achievement of the applicable Development Milestone Event or Net Sales Milestone Event, the applicable Milestone Payments under this Agreement to the extent not paid to Seller prior to the date of distribution of the CVRs. If the Parties enter into the CVR Agreement, then the right of Seller to receive any Milestone Payments under this Agreement shall be extinguished and fully discharged, and the right to receive the Milestone Payments shall be held solely by the Holders (as defined in the CVR Agreement). In no event shall Purchaser’s total liability to pay Milestone Payments under this Agreement and under the CVR Agreement (and any CVRs that are issued pursuant thereto) exceed $37,500,000 in the aggregate.

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(f) Right of Set-Off. Purchaser shall have the right, but not the obligation, to withhold from any unpaid future Milestone Payments due and payable to Seller the amount of any Excess Liabilities to the extent not already taken into account in the calculation of Closing Cash Payment pursuant to Section 3.2(a) (i.e., Purchaser may withhold an aggregate amount from any Milestone Payments up to 100% of the amount of its Excess Liabilities). In order to exercise its right of Set-Off, Purchaser must deliver a notice to Seller which contains (a) a description and calculation of the amount of Excess Liabilities to be set off against the Milestone Payments, (b) supporting documentation in respect of such Excess Liabilities.

3.4 Withholding. Purchaser and its agents (as applicable) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement and the CVR Agreement such amounts as such Person is required to deduct or withhold therefrom under any applicable Laws and shall pay the amounts withheld to the appropriate Governmental Authority, provided, however, that Purchaser use commercially reasonable efforts, together with Seller, to reduce or eliminate the amount of any such deduction or withholding. Purchaser acknowledges that it has no knowledge as of the date hereof, pursuant to current Law, of any obligation to deduct and withhold from any amount otherwise payable pursuant to this Agreement to Seller provided that the IRS Form W-9 described in Section 4.2(a)(iv) is delivered by Seller. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, Purchaser will send proof of Tax payment to Seller on a reasonable and timely basis following such Tax payment. Any amounts deducted and withheld by Purchaser or its agent from payment to Seller shall be treated for all purposes under this Agreement and the CVR Agreement as having been paid to Seller.

3.5 Legends.

(a) The Shares shall be placed in a restrictive class bearing a restrictive legend substantially similar to the following:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

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Additionally, during the Lock-up Period (as defined below), the Lock-up Shares (as defined below) will also bear the restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Lock-up Shares):

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF AN ASSET PURCHASE AGREEMENT DATED FEBRUARY 5, 2024, BETWEEN IMMUNOME, INC. AND AYALA PHARMACEUTICALS, INC..

(b) Purchaser shall be entitled to place appropriate legends on the book entries or certificates evidencing any shares of Purchaser Common Stock to be received in the Transactions by Seller to the extent Seller may be considered an “affiliate” of Purchaser for purposes of Rules 144 and 145 under the Securities Act, reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Purchaser Common Stock.

(c) Subject to receipt from Seller by Purchaser and Purchaser’s transfer agent (the “Transfer Agent”) of customary representations and other documentation reasonably acceptable to Purchaser and the Transfer Agent in connection therewith, Purchaser shall remove any legend from the book entry position evidencing the Shares issued hereunder and Purchaser will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of Purchaser’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, (i) following the time the Resale Registration Statement is declared effective, or (ii) if such Shares have been sold pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Purchaser shall, in accordance with the provisions of this Section 3.5(c) and within two (2) Trading Days of any request therefor from Seller accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions to make a new, unlegended entry for such book entry Shares. Notwithstanding the foregoing, (A) Purchaser shall not be obligated to remove or cause to be removed the Lock-up Legend from the Lock-up Shares prior to the expiration of the Lock-up Period, and (B) promptly following the one (1) year anniversary of the Closing, Purchaser shall remove any legend from the book entry position evidencing the Shares. Seller agrees with Purchaser that Seller will only sell Shares in accordance with either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to the Resale Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 3.5 is predicated upon Purchaser’s reliance upon this understanding.

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3.6 Lock Up. Seller agrees that it will hold and will not sell greater than 50% of the Shares (the “Lock-up Shares”) (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Lock-up Shares) until the date that is six (6) months following the Closing Date (the “Lock-up Period”). Notwithstanding the foregoing, this Section 3.6 will not preclude (a) distributions of Lock-up Shares to general or limited partners, members, stockholders, Affiliates or wholly-owned subsidiaries of Seller or any investment fund or other entity controlled or managed by Seller; provided, in each case, that following any such transfer such Lock-up Shares will remain subject to the provisions of this Section 3.6, or (b) transfers pursuant to a bona fide third party tender offer for all outstanding shares of Purchaser Common Stock, merger, consolidation or other similar transaction made to all holders of Purchaser’s securities involving a change of control of Purchaser (including the entering into any lock-up, voting or similar agreement pursuant to which Seller may agree to transfer, sell, tender or otherwise dispose of Lock-up Shares or other such securities in connection with such transaction, or vote any Lock-up Shares or other such securities in favor of any such transaction); provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-up Shares shall remain subject to the provisions of this Section 3.6. Following the expiration of the Lock-up Period, Purchaser shall promptly remove, or cause to be removed, the Lock-up Legend from the Lock-up Shares.

3.7 Orderly Market. Seller agrees that for one (1) year following the Closing Date (the “Orderly Trading Period”), for any transfer of Shares, other than a pro rata distribution to the stockholders of Seller in connection with a dissolution of Seller (which for the avoidance of doubt shall not be prohibited or restricted by this Section 3.7), taking place on any single Trading Day that exceeds 15% of the average daily trading volume of Purchaser Common Stock on Nasdaq over the five (5) Trading Day period ending on the Trading Day immediately prior to such Trading Day, to conduct such Share transfer as a block trade or other disposition through a market participant designated by Purchaser. Notwithstanding the foregoing, this Section 3.7 will not preclude sales pursuant to a bona fide third party tender offer for all outstanding shares of Purchaser Common Stock, merger, consolidation or other similar transaction made to all holders of Purchaser’s securities involving a change of control of Purchaser (including the entering into any lock-up, voting or similar agreement pursuant to which Seller may agree to transfer, sell, tender or otherwise dispose of Shares or other such securities in connection with such transaction, or vote any Shares or other such securities in favor of any such transaction).

3.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Closing Shares to the public without registration, the Purchaser agrees to use its commercially reasonable efforts to:

(a) make and keep adequate current public information with respect to Purchaser available in accordance with Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) so long as Seller owns any Closing Shares, furnish to Seller forthwith upon written request a written statement by Purchaser as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Seller, and such other reports and documents so filed as Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing Seller to sell any such securities without registration.

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4.	Closing

4.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7 and Article 8, and unless this Agreement shall have been validly terminated in accordance with Article 10, the consummation of the Transactions, including the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, on a date (no later than the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article 7 and Article 8 to be satisfied, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) to be agreed upon by Purchaser and Seller. For purposes of this Agreement, “Closing Date” means the date on which the Closing actually takes place.

4.2 Deliveries at Closing.

(a) Deliveries of Seller. On or before the Closing, Seller shall deliver or caused to be delivered to Purchaser the following:

(i) a duly executed counterpart of the Assignment and Assumption Agreement;

(ii) a duly executed counterpart of the Bill of Sale;

(iii) a duly executed counterpart of the IP and Patent Assignment Agreement;

(iv) a duly executed and valid IRS Form W-9 from Seller;

(v) duly executed counterparts of all approvals, consents, and waivers that are listed on Schedule 4.2(a)(v), or evidence reasonably satisfactory to Purchaser that all notices listed on Schedule 4.2(a)(v) have been delivered, except to the extent waived by Purchaser;

(vi) evidence, reasonably satisfactory to Purchaser, that all Liens (other than Permitted Liens) relating to any of the Acquired Assets have been removed;

(vii) evidence, reasonably satisfactory to Purchaser, that the Tail Policy has been obtained;

(viii) any letter of transfer required to transfer any Regulatory Filings; and

(ix) evidence, reasonably satisfactory to Purchaser, regarding amounts owed, and credits available, under the IQVIA Agreement.

(b) Deliveries of Purchaser. On or before Closing, Purchaser shall deliver or caused to be delivered to Seller the following:

(i) a duly executed counterpart of the Assignment and Assumption Agreement;

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(ii) a duly executed counterpart of the Bill of Sale;

(iii) a duly executed counterpart of the IP and Patent Assignment Agreement; and

(iv) evidence that the notice required under Section 15.4.2 of the BMS License has been duly sent to BMS.

4.3 Possession. At the Closing, Seller shall (a) place Purchaser in actual possession and operating control of all Acquired Assets that are tangible assets and all Patent Documents; and (b) deliver possession of all remaining Acquired Assets to Purchaser at Closing or as soon as reasonably practicable following the Closing. Without limiting the generality of the foregoing, Seller, at no additional cost, shall work with Purchaser to transfer all Acquired Assets stored in electronic form wherever stored, in an agreed upon format as soon as reasonably feasible following the Closing and shall provide to Purchaser, at no additional cost, access to all such Acquired Assets as requested by Purchaser, prior to the transfer of such electronic data to Purchaser. Further, Seller, at Seller’s expense, shall make personnel reasonably available and shall support the transfer of all technology included with the Acquired Assets to Purchaser. Title to Inventory shall be conveyed by delivery of such Inventory into Purchaser’s possession.

5.	Representations and Warranties

5.1 Representations and Warranties of Seller. For purposes of this Section 5.1, references to “Seller” shall refer to Seller and each Subsidiary of Seller. Except as set forth in the disclosure schedules delivered by Seller on the Agreement Date (the “Disclosure Schedules”), or (b) disclosed in Seller SEC Reports other than disclosures contained in any part of any Seller SEC Reports entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward Looking Statements,” or “Note Regarding Forward Looking Statements,” or any other disclosures in any Seller SEC Reports are cautionary, predictive or forward looking in nature), Seller makes the following representations and warranties to Purchaser as of the Agreement Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date) as follows:

(a) Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller has the requisite corporate power and authority to own, use and operate the Acquired Assets as currently conducted. Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership of the Acquired Assets or the conduct of its business requires such qualification or license, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Acquired Assets or the Assumed Liabilities, taken as a whole. Seller has delivered to Purchaser accurate and complete copies of the Organizational Documents of Seller.

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(b) Authority; Binding Nature of Agreements. Seller has all requisite power and authority to enter into this Agreement, the Related Agreements and the other agreements, instruments, and documents to be executed and delivered in connection herewith and therewith to which Seller is (or becomes) a party, and, subject to the approval of Seller’s stockholders in accordance with Section 6.6, to consummate the Transactions. Except as contemplated by Section 6.6, the execution and delivery of this Agreement and the Related Agreements to which Seller is a party, and the consummation of the Transactions by Seller, including the sale of the Acquired Assets, have been duly authorized by all necessary corporate action, if required, and, except as contemplated by Section 6.6, no further corporate or stockholder action is required on the part of Seller to authorize this Agreement or any Related Agreements to which Seller is a party or the Transactions or for Seller to perform its obligations under this Agreement or any other Related Agreements. This Agreement has been duly executed and delivered by Seller and the other Related Agreements will be duly executed and delivered by Seller, and, assuming the due execution and delivery of this Agreement by Purchaser and of the Related Agreements by the counterparties thereto, this Agreement constitutes, and the Related Agreements when so executed and delivered will each constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Legal Proceeding in equity or at Law) (the “Enforceability Exception”). The Stockholder Written Consent, when executed and delivered by the Consenting Stockholders in accordance with Section 6.6, shall be signed by holders of Seller Common Stock having not less than the minimum number of votes necessary to approve the consummation of the Transactions by Seller’s stockholders by written consent under applicable Law (including Section 271 of the Delaware General Corporation Law) and Seller’s Organizational Documents.

(c) No Conflict. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party does not, and the consummation of the Transactions will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of Seller’s Organizational Documents, (ii) any Acquired Business Contract, or (iii) any material Law or material Order applicable to the Acquired Assets, or any Product or Compound, except in the cases of clauses (ii) and (iii), where the Conflict, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Acquired Assets, taken as a whole, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Transactions. Section 5.1(c) of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Acquired Business Contract that are required thereunder in connection with the Transactions or for any Acquired Business Contract to remain in full force and effect with modification from and after the Closing. The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Transactions will not result in the creation or imposition of any Lien other than Permitted Liens on the Acquired Assets. Following the Closing, Purchaser will be permitted to exercise all of its rights under the Acquired Business Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that Seller would otherwise have been required to pay pursuant to the terms of such Acquired Business Contracts had the Transactions not occurred.

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(d) Governmental Approvals and Filing. No consent, notice, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Authority is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement, the Related Agreements or any other agreement to which Seller is a party or the consummation of the Transactions, except for (i) the filings required under Section 6.6, (ii) any approvals in order to close the sale of the Acquired Assets under this Agreement, and (iii) any consent, notice, waiver, approval, order, or authorization of, or registration, declaration, or filing that has not been and would not reasonably be expected to be material and adverse to the Acquired Assets, taken as a whole, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Transactions.

(e) Taxes.

(i) All income and other material Tax Returns required to be filed by Seller or its Affiliates with respect to the Acquired Assets and Product Operations have been filed and such Tax Returns are true and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on a Tax Return) attributable to the Acquired Assets or Product Operations have been paid. No power of attorney that is currently in effect has been granted by Seller with respect to the Acquired Assets or the Product Operations (other than powers of attorney granted in the ordinary course of business, such as to a payroll provider).

(ii) The Seller has (i) complied in all respects with all applicable laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, and 3406 of the Code or similar provisions under any foreign Law), (ii) withheld (within the time and in the manner prescribed by applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment tax withholding Laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing, to the extent any such matter described in sub-clauses (i), (ii) or (iii) of this clause (e)(ii) relates to the Acquired Assets or the Product Operations.

(iii) There are no Liens for unpaid Taxes on the Acquired Assets (other than Liens for Taxes not yet due and payable). There is no Tax Contest pending or, to the Knowledge of Seller, threatened, that relates to the Acquired Assets.

(iv) Seller is not a “foreign person” within the meaning of Sections 1445 or 1446 of the Code. Seller is and always has been properly treated as a domestic corporation for U.S. federal and applicable state and local income Tax purposes.

(v) The Acquired Assets do not include any tax-sharing agreements, United States real property assets, or stock or other ownership interests in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

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(vi) None of the Acquired Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, or (v) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(vii) No jurisdiction in which Seller does not file Tax Returns in respect of the Acquired Assets, or the Product Operations, has ever asserted in writing that Seller may be required to file a Tax Return in such jurisdiction with respect to the Acquired Assets or the Product Operations. No Taxes have attached to the Acquired Assets and will become a liability of Purchaser as a result of the execution of this Agreement and purchase of the Acquired Assets.

(viii) Seller has not received any written notice from any Governmental Authority of any Tax deficiency, Tax examination, or other Tax proceeding that relates to Taxes attributable to the Product Operations or the Acquired Assets, which deficiency, examination, or proceeding has not been resolved in full. Seller has not waived any statute of limitations in respect of Taxes attributable to the Product Operations or the Acquired Assets, which waiver is currently in effect.

(f) Title. None of the Acquired Assets is subject to any Liens (including Tax-related Liens), other than Liens of the type described in clauses (a)(i) and (c) of the definition of Permitted Liens. Seller has good and marketable title to all of the Acquired Assets (whether real or personal, tangible or intangible) and will transfer to Purchaser good and marketable title to all Acquired Assets at the Closing, free and clear of any Liens other than Permitted Liens. Following the Closing, no Affiliate of Seller will have title to or rights under any of the Acquired Assets.

(g) Compliance with Laws.

(i) Seller is in compliance in all material respects with, and since the Look-Back Date has complied in all material respects with, all Laws and Orders applicable to the Acquired Assets and the conduct of the Product Operations;

(ii) Seller, and to the Knowledge of Seller, its Affiliates and each Person acting on their behalf, is and since the Look-Back Date has been, in compliance, in all material respects, with (A) all applicable Laws relating to the privacy, data protection and security of any personal information, including HIPAA, (B) all privacy, data protection and security policies of Seller concerning patient medical records and other personal information, and (C) any contractual requirements to which Seller and its Affiliates are subject that relate to any of the foregoing. The execution, delivery and performance of this Agreement and the consummation of the Transactions will comply, in all material respects, with all applicable (1) Laws, (2) policies of Seller concerning patient medical records and other personal information, and (3) contractual requirements to which Seller or its Affiliates are subject, in each case (1) through (3) relating to privacy, data protection and security of personal information; and

(iii) Since the Look-Back Date, Seller has received no written notification or communication from any Governmental Authority (A) asserting that Seller is not in compliance with any Law or Order with respect to the Acquired Assets or (B) threatening to revoke or suspend any Transferred Permit owned or held by Seller relating to the Acquired Assets or the Development, manufacturing of Commercialization of any Products or Compounds.

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(h) Permits. Section 5.1(h) of the Disclosure Schedules contains a complete list of all material Permits that constitute Acquired Assets (the “Transferred Permits”). Seller possesses all such Transferred Permits, and each such Transferred Permit is validly and presently in effect (and the continuing validity and effectiveness of such Transferred Permit will not be affected by the consummation of the Closing), and Seller is not in default (with or without notice or lapse of time, or both) under any Transferred Permit in any material respect. There are no Legal Proceedings pending, nor to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension, failure to renew or materially adverse modification of any such Transferred Permit. Since the Look-Back Date, all required filings with respect to each such Transferred Permit have been timely made and all required applications for renewal thereof have been timely filed.

(i) Material Contracts.

(i) Section 5.1(i)(i) of the Disclosure Schedules sets forth a true and accurate list of each Contract (other than purchase orders issued by Seller to a Third Party that are ancillary to another written Contract with the same Third Party and that do not constitute an Assumed Liability) in effect as of the date of this Agreement to which Seller is a party or which was entered into by or on behalf of Seller, or by which any of the Acquired Assets is bound in the following categories (the “Material Contracts”):

(A) any Contract establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs, royalties, milestone payments, or Liabilities of Seller relating to the Acquired Assets or the Development, manufacture, or Commercialization of any Compound or Product, including the conduct of any clinical trials;

(B) any Contract containing covenants prohibiting or limiting the right to compete or engage in any aspect of the Product Operations or prohibiting or restricting Seller’s ability to conduct the Product Operations with any Person or in any geographical area;

(C) any Contract granting most favored nation or exclusive rights relating to any Compound or Product to any other Person;

(D) any Contract pursuant to which Seller has obtained or granted any Intellectual Property Rights included in the Acquired Assets (or that would have been included in the Acquired Assets but for such Contract), including any covenant not to enforce or assert, including any existing license agreement relating to any Compound or Product or the Product Operations and each other Contract under which Seller is a licensor or licensee of any Intellectual Property Rights relating to any Compound or Product or the Product Operations other than any of the following entered into in the Ordinary Course of Business and, in each case, that are not Acquired Business Contracts and are deemed Excluded Liabilities: (i) Nondisclosure Agreements; (ii) services agreements containing non-exclusive licenses to Intellectual Property Rights included in the Acquired Assets for the sole purpose of a service provider performing services for or on behalf of Seller; (iii) agreements with clinical investigators and clinical sites for the conduct of a clinical study, which study is complete or substantially complete at the relevant clinical sites as of the date of this Agreement; (iv) licenses to commercially available software or cloud or software as a service agreements; and (v) assignment agreements with employees, including proprietary information and invention assignment agreements with employees;

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(E) any Contract under which Seller pays or receives milestone or royalty payments relating to any Compound or Product or any Product IP;

(F) any Contract relating to the creation of Liens on any Acquired Assets or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Seller relating to any Compound or Product or any Acquired Assets;

(G) any Contract entered into by Seller or any of its Affiliates in settlement of any Legal Proceeding or other dispute relating to the Acquired Assets or the Product Operations, including the conduct of any clinical trials;

(H) any Contract that limits Seller’s ability to make generally available any versions of any Compound or Product developed by or for Seller;

(I) any Contract for the research or Development of any Compound or Product, other than any of the following entered into in the Ordinary Course of Business and, in each case that are not Acquired Business Contracts and are deemed Excluded Liabilities: (i) standalone indemnity arrangements with clinical trial sites or clinical trial investigators; (ii) powers of attorney, letters of delegation, declarations and similar instruments executed by Seller in connection with the regulatory and ethics committee submissions and data processing activities for clinical studies outside of the U.S. (other than local representative agreements and legal representative agreements or similar arrangements for local representation entered into with a contract research organization or similar service provider); (iii) Nondisclosure Agreements; (iv) licenses to commercially available software or cloud or software as a service agreements; and (v) service agreements with quality assurance auditors, meeting planners, Third Parties providing meeting support services, and non-physician advisory board participants (i.e. nurse advisors);

(J) any Contract for the development, manufacture, supply, packaging, labeling, distribution, analytical testing, or storage of the active pharmaceutical ingredients and other raw materials for any Compound or Product, and related quality agreements;

(K) any Contract for the ongoing or planned analytical testing or storage of biological specimens collected from subjects participating in clinical trials of any Compound or Product;

(L) any Contract for the distribution, promotion, marketing, reselling or other Commercialization of any Compound or Product;

(M) any Contract for the maintenance of the safety database for any Compound or Product, and any safety data exchange agreements or pharmacovigilance agreements related to any Compound or Product;

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(N) any Contract with any Governmental Authority relating to any Compound or Product or any of the Acquired Assets, other than clinical trial agreements and related ancillary agreements with public institutions; and

(O) any other Contract that is material to the Development, manufacture or sale of any Compound or Product, in each case, as currently conducted by Seller, other than any Contract relating to (i) real property, (ii) employees, or employee compensation or benefit matters, including any Employee Benefit Plan, (iii) indebtedness, other than indebtedness associated with any Lien on any Acquired Asset, (iv) general administration expenses, or (v) insurance.

(ii) All of the Material Contracts are valid and binding agreements of Seller, enforceable in accordance with their terms, subject to the Enforceability Exception. Other than Material Contracts entered into on behalf of Seller, Seller has made available or delivered to Purchaser a correct and complete copy of each written Material Contract. Seller is not in material breach or material default of any of the Material Contracts or Nondisclosure Agreements, and no event has occurred that with notice or lapse of time, or both, would constitute a material default by Seller under any Material Contract. To the Knowledge of Seller, no other party to a Material Contract is in material breach or material default of such Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by such other party under any Material Contract or Nondisclosure Agreement. No party has repudiated in writing or, to the Knowledge of Seller, otherwise provided notice of its intention to repudiate any provision of a Material Contract or Nondisclosure Agreement. Seller has not given to or received from any other Person any written, or to the Knowledge of Seller other, notice regarding any material violation or breach of, or default under, any Material Contract or Nondisclosure Agreement.

(iii) As of the date hereof, (A) the Liabilities of Seller relating to the IQVIA Agreement are $3,800,000, which amount is net of all deposits (including the deposit referenced in clause (B)), advances and prepayments, and (B) Seller has a credit available under the IQVIA Agreement in an amount equal to $2,480,000.

(iv) Section 5.1(i)(iv) of the Disclosure Schedules sets forth an accurate and complete list of all outstanding accrued trade payables under the Acquired Business Contracts as of the date hereof.

(j) Inventory. Section 5.1(j) of the Disclosure Schedule lists Seller’s clinical supply Inventory as of January 30, 2024. All of the Inventory has been manufactured, stored and otherwise maintained in accordance with Seller’s manufacturing practices and with applicable Laws, in each case, in all material respects, and is in usable condition for the Development of any Product or Compound as intended, subject to its shelf life. Other than as set forth on Section 5.1(j) of the Disclosure Schedule, the Inventory is in a quantity with a shelf-life and with available back-up supply that is sufficient for Seller to conduct and complete the RINGSIDE Part B Study in the Ordinary Course of Business.

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(k) Legal Proceedings.

(i) As of the Agreement Date, there are no Legal Proceedings pending against or, to the Knowledge of Seller, threatened, pertaining to the Product Operations, any Compound or Product, or any of the Acquired Assets, and there is no investigation (internal or external), audit or other Legal Proceeding pending or, to the Knowledge of Seller, threatened, pertaining to the Product Operations, any Compound or Product, or any of the Acquired Assets or any of the executive officers or directors of Seller, in each case, in relation to any Compound or Product or any of the Acquired Assets, by or before any Governmental Authority.

(ii) There is no Order to which Seller is subject or that is pending or, to the Knowledge of Seller, threatened that relates to the Acquired Assets or the Assumed Liabilities.

(l) Regulatory Compliance.

(i) Since the Look-Back Date, Seller has not been in violation of, and is not the subject of any Legal Proceeding with respect to the violation of, any Law or Order, and has not received any FDA Form 483, “warning letters”, or “untitled letters”, or other similar Governmental Authority notice of inspectional observations or deficiencies relating to the Product Operations. Since the Look-Back Date, no Compound or Product has been subject to any import detention or refusal by the FDA or other similar Regulatory Authority or any safety alert issued by the FDA or other similar Regulatory Authority. No Legal Proceeding is pending, or to the Knowledge of Seller, threatened, with respect to any violation of any Law or Order by Seller, or to the Knowledge of Seller, by representative agent, contract manufacturing organization, contract research organization, clinical investigator or clinical trial site acting on behalf of Seller, and Seller is and since the Look-Back Date, has been in compliance in all material respects with all Laws and Orders, in each case pertaining to the Product Operations. Since the Look-Back Date, Seller has not received any notice of any such Legal Proceeding or any Liability on the part of Seller to undertake or to bear all or any portion of the cost of any Product Operations remedial action of any nature. Seller has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Law or Permit for the Product Operations and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and accurate on the date filed (or were corrected or supplemented by a subsequent submission).

(ii) Except to the extent not required to be conducted in accordance with GMP, all manufacturing operations and the manufacture of any Products and Compounds by, or on behalf of, Seller are being conducted and since the Look-Back Date, have been conducted, in material compliance with applicable Laws and Orders and in accordance with GMP. The processes used to produce the Compounds and Products are adequate to ensure that the Compounds and Products will conform to the specifications established therefor at the time of production. Since the Look-Back Date, Seller has not received any material written complaints about the Compounds or Products. Since the Look-Back Date, Seller has not conducted any recoveries or recalls of Products or Compounds.

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(iii) Since the Look-Back Date, all preclinical testing and clinical trials in respect of the Product Operations conducted by or on behalf of Seller have been conducted in all material respects in accordance with experimental protocols, procedures, and controls, as well as pursuant to applicable Laws (including GCPs and GLPs) and Orders, as applicable. Since the Look-Back Date, no clinical trial in respect of any Product or Compound has been placed on clinical hold, terminated, materially delayed, limited or suspended prior to completion by the FDA or any similar Regulatory Authority, or by any institutional review board that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Regulatory Authority, nor any institutional review board that has or has had jurisdiction over such clinical trial has ordered or commenced, or, to the Knowledge of Seller, threatened to initiate, any such action or alleged any violation of any Law in connection with any such clinical trial. Seller has provided Purchaser with true and correct copies of final study reports of all clinical trials in respect of any Products or Compounds that were completed prior to the Agreement Date.

(iv) All human clinical trials conducted by or on behalf of Seller that are intended to be submitted to Governmental Authorities to support regulatory approval of the Compounds and Products are being conducted in compliance in all material respects with applicable GCP regulations and guidance, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50, 54, 56 and 312, and any comparable state and foreign Laws. All required approvals and authorizations for clinical trials to proceed have been obtained from an appropriate institutional review board, and informed consent, in material compliance with applicable Laws, has been obtained from all subjects enrolled in the studies.

(v) Since the Look-Back Date, Seller has complied in all material respects with all adverse event reporting requirements applicable to the Products and Compounds. Section 5.1(l)(v) of the Disclosure Schedules identifies all serious adverse events and suspected adverse reactions that occurred during any clinical trial in respect of the Product Operations, as well as any serious and unexpected suspected adverse reactions that were the subject of an IND safety report.

(vi) Seller is not the subject of any pending or, to the Knowledge of Seller, threatened investigation by any Governmental Authority in respect of Seller or the Product Operations, including by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Authority that has jurisdiction over the operations of Seller under any similar policy. Neither Seller nor, to the Knowledge of Seller, any of its officers, employees, or agents acting for Seller, has since the Look-Back Date committed any act, made any statement or failed to make any statement, relating to the Product Operations that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since the Look-Back Date, neither Seller nor any current or, to the Knowledge of Seller, former officer or employee, or, to the Knowledge of Seller, agent of Seller with respect to the Product Operations has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or been debarred by the FDA under Article 306 of the FDC Act, 21 U.S.C. §335a(a) or (b), or any similar foreign or local law, rule, or regulation.

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(vii) The Compounds and Products are being and have been researched, Developed, manufactured, labeled, stored, and tested in compliance in all material respects with all applicable requirements under the FDC Act, the Public Health Service Act, and their applicable implementing regulations, and all comparable state and foreign Laws in those jurisdictions outside the United States in which either (A) human clinical trials involving the Compounds and Products have been or are being conducted by Seller or (B) the Compounds and Products have been or are being manufactured by or for Seller.

(viii) Neither Seller nor, to the Knowledge of Seller, any representative agent, contract manufacturing organization, contract research organization, clinical investigator or clinical trial site acting on behalf of Seller nor any of its licensors, licensees or assignees of Product IP has received any written notice that the FDA or any other Regulatory Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by Seller with respect to the Compounds and Products, or to recall or suspend the manufacture of the Compounds and Products.

(ix) Seller has made available to Purchaser copies of any and all written notices of inspectional observations, establishment inspection reports, and any other documents received by Seller since the Look-Back Date and prior to the date of this Agreement from the FDA or comparable foreign Regulatory Authorities that identify lack of compliance with Laws of the FDA or comparable foreign Regulatory Authorities with respect to Product Operations.

(x) There are no proceedings pending or, to the Knowledge of Seller, threatened, relating to the Product Operations with respect to a violation by Seller or by any representative, agent, contract manufacturing organization, contract research organization, clinical investigator or clinical trial site acting on behalf of Seller, of the FDC Act, FDA regulations adopted thereunder, the Controlled Substances Act, federal or state whistleblower statutes, or any other Law promulgated by any other Governmental Authorities.

(m) Intellectual Property.

(i) Section 5.1(m)(i) of the Disclosure Schedules identifies (A) all registered Product IP, (B) all applications for the registration of Product IP, and (C) all licenses, sublicenses, and other Contracts (excluding any agreement with an employee or contractor of Seller or its Affiliate in the Ordinary Course of Business that provides for the general assignment of inventions made in the course of employment by or providing services to Seller or its Affiliate) (whether royalty bearing or non-royalty bearing) under which Seller is granted rights by others in any Product IP.

(ii) Section 5.1(m)(ii) of the Disclosure Schedules identifies all License Grants in the Product IP, other than non-exclusive License Grants included in services agreements entered into in the Ordinary Course of Business for the sole purpose of a service provider performing services for or on behalf of Seller (“Non-Scheduled License Grants”) and confidentiality agreements entered into in the Ordinary Course of Business.

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(iii) Except for the rights identified in Section 5.1(m)(i)(C) of the Disclosure Schedules and subject to the License Grants identified in Section 5.1(m)(ii) of the Disclosure Schedules, Seller owns and possesses all right, title, and interest in and to, free and clear of all Liens (other than Permitted Liens), all of the Seller IP. There are no Intellectual Property Rights and there is no Know-How owned or licensed (including by sublicense, covenant-not-to-assert, or any similar right or authorization) that are necessary to the Product Operations other than the Product IP. All previously due fees associated with maintaining any Seller IP or other Product IP for which Seller is responsible for filing, prosecution or maintenance have been paid in full in a timely manner to the proper Governmental Authority, except where Seller has decided, to the extent described in Section 5.1(m)(iii) of the Disclosure Schedules, abandon or cancel such Product IP (including any Intellectual Property Rights that would have been Product IP but for such abandonment or cancelation). Upon the Closing, all of the Product IP shall be available for use by Purchaser on terms and conditions substantially identical to those under which Seller owned or used the Product IP immediately prior to the Closing. To the Knowledge of Seller, no Product IP is subject to any outstanding consent or Order restricting the use thereof.

(iv) Seller has not received any written claim by any Third Party and, to Seller’s Knowledge, there is no claim threatened against Seller contesting the validity, enforceability, or ownership of any Product IP. The validity or enforceability of registered Product IP or rights of Seller to use Product IP has not been challenged in any jurisdiction. Each item of registered Product IP is valid, subsisting, in full force and effect and, to the Knowledge of Seller, enforceable; and has not been cancelled, expired, or abandoned except where Seller has decided to abandon or cancel such Product IP to the extent described in Section 4.1(m)(iii) of the Disclosure Schedules. No claim is pending or, to Seller’s Knowledge, threatened challenging Seller’s right to any Product IP or right to use any Product IP. No claim is pending or, to Seller’s Knowledge, threatened to the effect that any registered Product IP is, or upon consummation of the Transactions will be, invalid or unenforceable.

(v) To the Knowledge of Seller, Seller has not infringed, misappropriated, diluted, violated, or otherwise conflicted with any Intellectual Property Rights of any Third Party in conducting the Product Operations. To the Knowledge of Seller, the Product Operations, including the use of the Compounds and Products, the manufacture, use, sale, and importation of the Compounds and Products, the possession, use, disclosure, copying, or distribution of any information, data, or other tangible or intangible assets in the possession of Seller regarding any Compound or Product included in the Acquired Assets, and the possession or use by Seller of the Product IP, has not and does not; and, if possessed and used in the same manner as Seller has in conducting the Product Operations, will not infringe, misappropriate, dilute, violate, or otherwise conflict with any Intellectual Property Rights of any other Person. Seller has not received any written notice of any claim (including by an offer to license any Intellectual Property Rights) and Seller has not received any written claim and, to Seller’s Knowledge, there is no threatened claim against Seller asserting that the Product Operations, or the manufacture, use, sale, and importation of any Compound or Product, may infringe, misappropriate, dilute, violate, or otherwise conflict with the Intellectual Property Rights of any Person.

(vi) To Seller’s Knowledge, none of the Product IP is being infringed by any Third Party other than by the License Grants as set forth on Section 5.1(m)(ii) of the Disclosure Schedules, the Non-Scheduled License Grants or confidentiality agreements entered into in the Ordinary Course of Business. Seller has not given any notice to any Person asserting infringement, misappropriation, dilution, violation or conflict by any such Person of any of the Product IP. There are no pending, or, to Seller’s Knowledge, threatened or potential, claims of infringement, misappropriation, dilution, conflict, or violation of the Product IP by any Person.

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(vii) Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Seller IP effective written assignments of all ownership rights of such individuals in such Seller IP, and, to Seller’s Knowledge, no Person who as of the Agreement Date claims to be an inventor of an invention claimed in any registered Seller IP is not identified as an inventor of such invention in the filed patent documents for such registered Seller IP.

(viii) Seller and its Affiliates have taken all reasonable measures to protect the secrecy, confidentiality, and value of all Product Know-How that constitutes trade secrets under applicable Laws (including requiring all employees, consultants, and independent contractors to execute agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Product Know-How) and to Seller’s Knowledge, such Product Know-How has not been used by, or disclosed to, any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements.

(ix) Neither Seller nor any of its Affiliates has entered into a government funding relationship that would result in any payment obligations to any Governmental Authority or any rights to any Product or Acquired Asset residing in any Governmental Authority and neither the Product nor the Product Operations are subject to overriding obligations to the United States federal government as set forth in Public Law 96 517 (35 U.S.C. § 200 -204), or any similar obligations under the applicable Laws of any state or other country.

(x) To Seller’s Knowledge, the Product Patents constitute all Patents covering any Compounds or Products that are Controlled by Seller.

(xi) Seller and its Affiliates have the exclusive right to use all data generated in the course of, or as a result of, any clinical trial or other testing in humans conducted by or on behalf of Seller in respect of any of the Compounds or Products, except for (A) non-exclusive research licenses granted in the Ordinary Course of Business to a Third Party university or institution that generated such data for non-commercial, medical and academic purposes, or to Third Party service providers or vendors solely to enable the performance of services on Seller’s behalf, or (B) data that constitutes or is included in the medical records of any individual.

(xii) Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing intellectual property infringement, misappropriation, or similar claim.

(n) No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Seller.

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(o) Affiliate Transactions. Neither Seller nor any of its Affiliates, nor, to the Knowledge of Seller, any current director, officer, employee or any beneficial owner of 5% or more of Seller’s outstanding capital stock of Seller, (i) has any direct or indirect financial interest (excluding in their capacity as an employee or stockholder of Seller) (A) in, or is a director or officer of, any Person that is a material client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Seller in respect of the Acquired Business Contracts or (B) in any material property, asset, or right that is owned or used by or on behalf of Seller exclusively in the conduct of the Product Operations or (ii) is, or since the Look-Back Date has been, a party to any Acquired Business Contract.

(p) Certain Product Operations Activities. Since the Look-Back Date, neither Seller nor any of its officers, directors, and to the Knowledge of Seller, its employees, agents or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of Seller, has directly or indirectly, acting for or on behalf of Seller, in each case, in connection with the Product Operations:

(i) used any funds for unlawful contributions, gifts, or entertainment or other unlawful payments, including having made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (A) obtain favorable treatment for business or Contracts secured, (B) pay for favorable treatment for business or Contracts secured, or (C) obtain special concessions or for special concessions already obtained, in each of clauses (A), (B), and (C) in violation of any requirement of applicable Law;

(ii) made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Seller;

(iii) established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Seller and which Seller or any of its officers, directors, or employees has willfully failed to record in the Regulatory Documentation. To the extent required by applicable Law, Seller has established and maintains a compliance program and reasonable internal controls and procedures that, for all periods prior to the Closing, were appropriate to satisfy the requirements of applicable Anti-Corruption Laws; or

(iv) consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act.

(q) No Government Officials. To the Knowledge of Seller, no officer or director of Seller is or since the Look-Back Date has been a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

(r) Books and Records. Since the Look-Back Date, Seller has made and kept its books and records, including the Regulatory Documentation and the Patent Documents, which, in reasonable detail, accurately and fairly reflect the activities of the Product Operations in all material respects. Since the Look-Back Date, Seller has not engaged in any material transaction, maintained any bank account, or used any corporate funds in connection with the Product Operations, except as reflected in its normally maintained books and records.

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(s) Solvency. Seller currently owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller.

(t) Sufficiency of Acquired Assets. The Acquired Assets are sufficient for the continued conduct of the Product Operations by Purchaser after the Closing Date in substantially the same manner as currently conducted by Seller and constitute all of the material rights, property, and assets necessary to conduct the Product Operations as currently conducted by Seller, in each case, other than employees, contractors, real estate and Employee Benefit Plans necessary to conduct the Product Operations.

(u) No Transfer of Employees. Unless Purchaser and Seller otherwise agree in writing, no employees of Seller will be transferred to Purchaser in connection with the Transactions.

(v) Absence of Changes. Since December 31, 2023, (i) there has not been any condition, change, effect, event occurrence, state of facts or development that, individually or in the aggregate, has resulted in or would be reasonably expected to result in a Material Adverse Effect, (ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any Acquired Assets, and (iii) Seller has not taken any action that would have required the consent of Purchaser pursuant to Section 6.3 if taken after the Agreement Date.

(w) Insurance. Seller has the insurance of the types and in the amounts set forth in Section 5.1(w) of the Disclosure Schedules (the “Insurance Policies”) in respect of the Acquired Assets. The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the Agreement Date, there is no material claim relating to the Acquired Assets pending under the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Seller is in compliance in all material respects with the terms of such policies. To Sellers’ Knowledge as of the Agreement Date, there is no threatened termination of, or material premium increase with respect to, any of such policies.

(x) SEC Reports; Financial Statements.

(i) Since January 1, 2023, Seller has timely filed or furnished each of the Seller SEC Reports. As of their respective dates, after giving effect to any amendments or supplements thereto, the Seller SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Seller to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the Agreement Date, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Seller SEC Reports.

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(ii) The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Seller SEC Reports (the “Seller Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Seller SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present in accordance with GAAP (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Purchaser) in all material respects the financial position of Seller, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(y) Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion from Alliance Global Partners (the “Opinion”) to the effect that, as of the date of the Opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Consideration to be received by Seller in the Transaction is fair, from a financial point of view, to Seller, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the execution of this Agreement, Seller shall deliver or make available to Purchaser a copy of the Opinion for informational purposes only.

(z) HSR Act. Seller (or if different, the Acquired Person as defined in the HSR Act regulations) does not satisfy the higher size of person jurisdictional threshold under the HSR Act.

(aa) Investment Representations.

(i) Seller acknowledges and understands that its investment in the Shares involves substantial risk and, if and when issued by Purchaser in accordance with this Agreement, (A) will not be registered for sale under the Securities Act or any other applicable securities Laws, (B) will not be traded on any national exchanges as of the date of this Agreement, and (C) may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities Laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement.

(ii) Seller acknowledges and understands that it is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Shares, in each case, in violation of the federal securities laws or any other applicable Law.

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(iii) Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(iv) Seller understands and agrees that the Shares issuable pursuant to this Agreement may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

(v) Seller acknowledges and agrees that the book entries or certificates evidencing the Shares shall bear a restrictive legend substantially similar to the legend set forth in Section 3.5(a).

(vi) Seller represents that it has received all the information that it considers necessary or appropriate for deciding whether to acquire Shares and has had the opportunity to ask questions and receive answers from Purchaser regarding the Shares and the business, properties, prospects, and financial condition of Purchaser and the terms and conditions of the transactions contemplated hereby and to obtain such additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Seller represents that it is a sophisticated and experienced investor and is capable of evaluating, to its satisfaction, the accounting, tax, financial, legal and other risks associated with Transactions, and has retained outside legal counsel and has had the opportunity to consult with his, her or its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transactions and to make an informed investment decision with respect to the Transactions.

(bb) Disclaimer of Warranties. Except as set forth in this Section 5.1 (as qualified or modified by the Disclosure Schedules), (i) the Acquired Assets are being sold on an “as is, where is” basis as of the Closing and (ii) none of Seller, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Acquired Assets or the Assumed Liabilities, including with respect to (A) merchantability or fitness for any particular purpose, (B) the Product Operations after the Closing, (C) the probable success or profitability of the Product Operations after the Closing or (D) the accuracy or completeness of any (1) projections, predictions, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) that may be contained or referred to in the Disclosure Schedules or elsewhere, or (2) information, documents or materials regarding the business of Seller, the Acquired Assets or the Assumed Liabilities, including any information furnished or made available to Purchaser, its Affiliates or their respective Representatives in any confidential information memorandum or presentation, “data room,” “virtual data room,” management presentation or in any other form in expectation of, or in connection with, the Transactions (the items and information referred to in the immediately preceding clauses (A) and (B) collectively, the “Evaluation Material”), or the appropriateness or suitability of the Evaluation Material for the purposes of enabling Purchaser to evaluate the consummation of the Transactions. Any such other representations or warranties are hereby expressly disclaimed. Except in the case of Fraud, none of Seller, its Affiliates or any of their respective Representatives will have or be subject to any liability or obligation to Purchaser or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s use of or reliance on, any Evaluation Material in expectation of the Transactions.

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5.2 Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to Seller as of the Agreement Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date) as follows:

(a) Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the state of its jurisdiction, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b) Authority and Approval. Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations thereunder. The execution, delivery, and performance by Purchaser of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all required action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, when executed and delivered by Purchaser, the Related Agreements to which Purchaser is to be a party will have been duly executed and delivered by Purchaser. This Agreement has been duly executed and delivered by Purchaser and the other Related Agreements will be duly executed and delivered by Purchaser, and, assuming the due execution and delivery of this Agreement by Seller and of the Related Agreements by the counterparties thereto, this Agreement constitutes, and the Related Agreements when so executed and delivered will each constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exception.

(c) No Conflict. The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is to be a party, and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the Transactions, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, Purchaser’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material Contract to which Purchaser is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser, except in the case of the immediately preceding clauses (ii), (iii) and (iv), as would not reasonably be expected to have a material adverse effect on Purchaser or materially adversely affect the validity or enforceability of this Agreement against Purchaser or materially adversely affect the ability of Purchaser to consummate the Transactions.

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(d) Governmental Approvals and Filing. No consent, authorization, approval, or action of, filing with, notice to, or exemption from any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or the consummation of the Transactions, except for any other consent, approval or action where the failure to obtain any such consent, approval, or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (A) have a material adverse effect on Purchaser or (B) materially adversely affect the validity or enforceability against Purchaser of this Agreement or such Related Agreements or materially adversely affect the ability of Purchaser to consummate the Transactions.

(e) No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee, or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

(f) Legal Proceedings. As of the Agreement Date, there are no Legal Proceedings pending, or to the knowledge of Purchaser, threatened, against Purchaser that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform its obligations under this Agreement, the Related Agreements, or the Transactions. There is no Order to which Purchaser is subject or that is pending or, to the knowledge of Purchaser, threatened that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform its obligations under this Agreement, the Related Agreements or the Transactions.

(g) Availability of Funds; Solvency. Purchaser will have available sufficient cash to enable it to pay the cash portions of the Closing Consideration as required pursuant to Section 3.2 and the cash portions of any Milestone Payments as required pursuant to Section 3.3(a). Purchaser is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

(h) SEC Reports, Financial Statements.

(i) Purchaser has timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Purchaser pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2023 (as such documents have since the time of their filing been amended or supplemented, the “Purchaser SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Purchaser SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, SOX, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Purchaser to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the Agreement Date, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Purchaser SEC Reports.

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(ii) The audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the Purchaser SEC Reports (the “Purchaser Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Purchaser SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Purchaser) in all material respects the financial position of Purchaser, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(iii) Purchaser maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Purchaser (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Purchaser in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser’s outside auditors and the audit committee of the board of directors of Purchaser (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting, and the information described in the foregoing clauses (1) and (2) has been disclosed to Seller prior to the Agreement Date. Neither Purchaser nor, to the knowledge of Purchaser, Purchaser’s independent registered accountant has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Purchaser or its internal accounting controls or any material inaccuracy in the Purchaser Financial Statements.

(i) No Purchaser Vote Required. No vote or other action of the stockholders of Purchaser is required by applicable Law, the certificate of incorporation or bylaws of Purchaser or otherwise in order for Purchaser to consummate the Transactions.

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(k) Valid Issuance. The Shares, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws or as described in Section 3.5) will be free of restrictions on transfer.

(l) HSR Act. Purchaser (or if different, the Acquiring Person, as defined in the HSR Act regulations) does not satisfy the higher size of person jurisdictional threshold under the HSR Act.

(m) Independent Investigation; Acknowledgements and Confirmations. Purchaser has conducted to its satisfaction its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the Transactions, the Acquired Assets and the Assumed Liabilities. In entering into this Agreement, Purchaser has relied solely upon its own review and analysis and the specific representations and warranties of Seller expressly set forth in Section 5.1 (as qualified or modified by the Disclosure Schedules) and not on any other representations, warranties, statements or omissions (whether by another Person or Seller). Without prejudicing any claim for Fraud, Purchaser acknowledges and confirms that, except for the representations and warranties expressly set forth in Section 5.1 (as qualified or modified by the Disclosure Schedules), none of Seller, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, and Purchaser has not relied on, is not relying on and hereby disclaims reliance upon, any other representation or warranty, express or implied, at law or in equity, in respect of the Acquired Assets or the Assumed Liabilities, including with respect to (a) merchantability or fitness for any particular purpose, (b) the operation of the business to which the Acquired Assets relate after the Closing, (c) the probable success or profitability of the Product Operations after the Closing or (d) the accuracy or completeness of any Evaluation Material or the appropriateness or suitability of such information for the purposes of enabling Purchaser to evaluate the consummation of the Transactions. Except in the case of Fraud, none of Seller, its Affiliates or any of their respective Representatives will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s use of or reliance on, any Evaluation Material in expectation of the Transactions.

(n) Disclaimer of Warranties. Except as set forth in this Section 5.2 (as qualified or modified by the Disclosure Schedules), none of Purchaser, its Affiliates or any of their respective Representatives have made, or shall be deemed to have made, any other representation or warranty, express or implied, at law or in equity, in respect of the Transactions, and any such other representations or warranties are hereby expressly disclaimed.

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6.	Additional Agreements

6.1 Public Disclosures. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Purchaser and Seller. Each of Purchaser and Seller shall allow the other Party reasonable time to review and comment on such joint press release. Thereafter, no Party shall issue any press release related to the Transactions unless such press release (a) has been approved by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) is required to be issued by such Party under applicable Laws based upon advice of counsel. Notwithstanding the foregoing, each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is consistent with prior public disclosures or public statements approved pursuant to this Section 5.1 and which do not reveal nonpublic information about the other Party. If the filing of this Agreement with the SEC or any stock exchange on which securities issued by a Party or its Affiliate are traded is required by applicable Laws, the Parties shall coordinate in advance with each other in connection with such filing and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any Governmental Authority or any stock exchange as the case may be.

6.2 Confidentiality. Seller agrees that following the Closing Date it shall hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other Laws (and then only following reasonable prior written notice to Purchaser, to the extent practicable, so that Purchaser shall have an opportunity to object (and Seller shall reasonably cooperate with Purchaser in objecting to any such compulsion)), all confidential information of Purchaser or the Acquired Assets to which they had access prior to the Closing and will not release or disclose such confidential information to any other Person, except to their auditors, attorneys, financial advisors and other consultants, agents and advisors who need to know such information in connection with Seller’s business (provided that Seller takes reasonable steps to ensure that each such Person maintain the confidentiality required hereunder); provided that the foregoing obligations shall not apply to any such information which comes into the public domain through no fault of Seller, or of any Person to whom Seller is authorized to release or disclose such information, or any information that the recipient of such information independently develops or discovers after the Closing without reference to the disclosed information or breach hereof.

6.3 Conduct Pending the Closing. From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1, except (i) as otherwise contemplated, permitted, or required by this Agreement, (ii) as required by Law, (iii) as set forth on Section 6.3 of the Disclosure Schedule or (iv) to the extent that Purchaser otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed, (x) Seller shall cause the Acquired Assets to be operated in the Ordinary Course of Business in all material respects and (y) Seller shall not:

(a) sell, lease, transfer, or otherwise dispose of any of the Acquired Assets;

(b) grant or suffer to exist any Lien (other than Permitted Liens) on any of the Acquired Assets;

(c) commence any material Legal Proceeding, or settle, pay, discharge, or satisfy any Legal Proceeding, where such commencement, settlement, payment, discharge, or satisfaction would impose any restrictions or limitations upon the Acquired Assets following the Closing;

(d) terminate, extend, or modify any Acquired Business Contract or Material Contract, other than to the extent explicitly contemplated or provided by this Agreement or any Related Agreement, or enter into any Contract in respect of the Acquired Assets or the Assumed Liabilities that, if in effect on the Agreement Date, would be a Material Contract;

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(e) waive or release any right of material value, in each case related to any Acquired Assets or any Assumed Liabilities;

(f) fail to keep in force and effect, or allow to lapse, any insurance policy in respect of the Acquired Assets comparable in amount and scope of coverage to that maintained as of the Agreement Date;

(g) correspond, communicate or consult with the FDA or similar Governmental Authority, in each case with respect to the Compounds or the Products, other than (x) any immaterial communication in the Ordinary Course of Business, or (y) any such correspondence, communication or consultation required by applicable Law in connection with an adverse event;

(h) merge, combine or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, or file a certificate of dissolution in respect of Seller or any of its Subsidiaries with the Secretary of State of the State of Delaware;

(i) make any distributions to its stockholders or declare or pay any dividends on shares of Seller’s capital stock; or

(j) agree in writing to do any of the foregoing.

6.4 Further Assurances and Cooperation; Non-Compete.

(a) Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, waivers, consents, and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and recordings of license grants; (ii) the obtaining of all necessary consents, approvals, or waivers from Third Parties required in accordance with the transfer of any Acquired Asset from Seller to Purchaser pursuant to Section 2.1; (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement and the Related Agreements; and (iv) the identification and delivery of all Acquired Assets not previously identified and delivered.

(b) Cooperation. If, in order to properly prepare any documents or reports required to be filed with any Governmental Authority, it is necessary that either Purchaser or Seller be furnished with additional information, documents, or records relating to the Product Operations, the Acquired Assets, the Excluded Liabilities, or the Assumed Liabilities, and such information, documents, or records are in the possession or control of the other Party, such other Party will use its commercially reasonable efforts to furnish or make available such information, documents, or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, further, that the Parties agree that any Party receiving such materials shall be subject to the same obligations of confidentiality described in Section 6.2.

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(c) Non-Compete. Seller agrees that, from the Agreement Date until five (5) years following the Closing Date, it shall not, and shall cause its controlled Affiliates, successors, and assigns to not, directly or indirectly, without Purchaser’s prior written consent, (i) Develop, test, manufacture, commercialize, or otherwise exploit any program, pharmaceutical product candidate or product that targets gamma secretase or that is intended to treat desmoid tumors (a “Competing Product”), anywhere in the world, (ii) own or have the right to acquire, or manage, operate or control, any Person engaged in, or otherwise participate in the research, Development, testing, manufacture, Commercialization, or other exploitation of any Competing Product anywhere in the world, or (iii) otherwise knowingly assist or enable any Third Party to research, Develop, test, manufacture, commercialize, or otherwise exploit any Competing Product anywhere in the world. Seller acknowledges that the time, geographic, and scope limitations of its obligations under this Section 6.4(c) are fair and reasonable in all respects. If any term of this provision is invalid or unenforceable in any jurisdiction, it shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Further, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. In addition, Seller will not waive or release any employee from any Contract between Seller and its employees that binds its employees to customary non-compete obligations consistent with this Section 6.4(c) and applicable Law.

6.5 Tax Matters.

(a) Allocation. Purchaser and Seller acknowledge and agree that the purchase and sale of the Acquired Assets will be treated for all Tax purposes as a taxable asset purchase. The Consideration (including any Assumed Liabilities, to the extent properly taken into account for income Tax purposes) shall be allocated for all Tax purposes consistently with Section 1060 of the Code. Following the Closing Date, Purchaser shall prepare a draft allocation schedule (the “Allocation Schedule”). Purchaser shall provide the draft Allocation Schedule to Seller within 120 days after the Closing Date, and Seller shall have 30 days thereafter to review and comment on such Allocation Schedule. Purchaser shall consider in good faith any such comments of the Seller, and revise the draft Allocation Schedule accordingly to the extent required to comply with Section 1060 of the Code. Each Party agrees to prepare and file all applicable Tax Returns in a manner consistent with the Allocation Schedule.

(b) Straddle Period Taxes. In the case of any real or personal property Taxes (or other Taxes imposed on a periodic basis) (each, a “Straddle Period Tax”) attributable to the Acquired Assets that are reported on a Tax Return covering a period beginning on or before the Closing Date and ending thereafter (such period, a “Straddle Period”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis. The Party required by applicable Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period and in the manner required by applicable Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of the amount of such Straddle Period Taxes, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

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(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”) shall be borne 50% by Purchaser and 50% by Seller. The Party required under applicable Laws to file a Tax Return with respect to Transfer Taxes will, at its own expense, prepare or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns. The Parties agree to reasonably cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.

(d) Cooperation. To the extent relevant to the Product Operations or the Acquired Assets, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, claim for refund, and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) provide the other with all records or other information in its possession that is reasonably requested and may be relevant to the preparation of any Tax Returns, claim for refund, or the conduct of any audit, examination, or other proceeding (including any judicial or administrative proceeding) relating to Taxes (each, a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return, claim for refund, or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding the foregoing, no Party shall be required to provide or provide access to any income Tax Returns or related workpapers, other than Tax Returns relating to the Acquired Assets or Product Operations. For the avoidance of any doubt, this Section 6.5(d) shall only apply to cooperation solely related to the Acquired Assets and the Product Operations, and no party shall be required to provide any information whatsoever otherwise.

6.6 Seller Stockholder Approval.

(a) Immediately following the execution and delivery of this Agreement (i) Seller shall accept any notices of conversion or notices of exercise delivered by any Requisite Holders in respect of outstanding convertible notes or warrants, as applicable, and issue any shares of Seller Common Stock in respect thereof as soon as practicable thereafter, (ii) in lieu of calling a meeting of Seller’s stockholders, Seller shall submit the Stockholder Written Consent, in the form attached hereto as Exhibit F (the “Stockholder Written Consent”), to the Requisite Holders. No later than 11:59 pm Eastern Time on the date that is three (3) Business Days following the Agreement Date (the time that the Stockholder Written Consent is obtained, the “Written Consent Delivery Time”), Seller shall obtain the Stockholder Written Consent, duly executed and delivered by each Consenting Stockholder, in accordance with the Delaware General Corporation Law and Seller’s Organizational Documents. The Parties agree and acknowledge that the Stockholder Written Consent shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof.

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(b) Within ten (10) Business Days after the date of this Agreement, Seller shall file with the SEC a preliminary information statement in accordance with Regulation 14C promulgated under of the Exchange Act (such preliminary information statement and any revised or definitive information statement, the “Information Statement”) relating to the Stockholder Written Consent. Purchaser shall reasonably cooperate with Seller in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly furnish to Seller the information relating to Purchaser required by the Exchange Act for inclusion therein. Prior to filing with the SEC, Seller shall provide Purchaser and its counsel a reasonable opportunity to review and comment on the Information Statement and shall consider in good faith for inclusion in the Information Statement any comments made by Purchaser or its counsel. Seller shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of shares of Seller Common Stock entitled thereto as promptly as reasonably practicable after (i) the tenth (10th) calendar day after the initial filing of the preliminary Information Statement with the SEC if by such date the SEC has not informed Purchaser that it intends to review the Information Statement or (ii) if the SEC has, by the tenth (10th) calendar day after the filing of the initial preliminary Information Statement with the SEC, informed Seller that it intends to review the Information Statement, the date on which the SEC confirms that it has no further comments on the Information Statement. Seller shall notify Purchaser promptly of (and in any event no more than one (1) Business Day after) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and if required, Seller shall mail to the holders of shares of Seller Common Stock entitled thereto, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the SEC, Seller shall provide Purchaser and its counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall reasonably consider in good faith for inclusion in any amendments or supplements any comments made by Purchaser or its counsel. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable notify the other Party and Seller shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by Purchaser and its counsel as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of shares of Seller Common Stock entitled thereto. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, Purchaser shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 6.6(b).

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6.7 Non-Solicitation.

(a) From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1, Seller shall not, and shall cause its Representatives not to, directly or indirectly: (a) solicit, seek, initiate or knowingly encourage, respond to (other than to communicate that Seller is subject to an exclusivity obligation and not permitted to respond further as a result) or facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or is reasonably likely to lead to or encourage the initiation or submission of, any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Strategic Transaction; (b) participate in, maintain or continue any discussions or negotiations or enter into any agreement with, provide any non-public information to, or provide access to the properties, books or records of Seller or any of its direct or indirect subsidiaries to any Person (other than Purchaser) relating to or in connection with a possible Strategic Transaction; or (c) agree to, accept, recommend or endorse, or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse, any proposal or offer from any Person (other than Purchaser) relating to a possible Strategic Transaction; provided, however, that in each case, Seller shall be permitted to respond to any unsolicited inquiry from any Person (other than Purchaser), solely for the purposes of informing such Person that Seller is subject to an exclusivity obligation and not permitted to respond further as a result.

(b) From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1, Seller shall promptly provide Purchaser with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Strategic Transaction (including the material terms and conditions of any such expression of interest, inquiry, proposal or offer and the identity of the third party) that is received by Seller or by any of Seller’s Representatives from any Person (other than Purchaser). From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1, Seller shall not release any third party from, or waive any provision of, any confidentiality agreement to which Seller is a party.

(c) It is understood that any violation of the restrictions set forth above by any of the Representatives of Seller shall be deemed to be a breach of this Section 6.7 by Seller.

6.8 Deposit. Each of Purchaser and Seller acknowledge and agree that the Deposit previously made by Purchaser pursuant to the Exclusivity Agreement shall be non-refundable, except for the following: (a) if Seller fails to obtain Support Agreements from each of the Requisite Holders; (b) if Seller fails to obtain the fully executed and delivered Stockholder Written Consents in accordance with Section 6.6(a) three (3) Business Days following the Agreement Date; (c) (i) if this Agreement is terminated by Purchaser pursuant to Section 11.1(c) in respect of any material breach or failure respect any of Seller’s representations, warranties, covenants, or agreements contained in this Agreement, or (ii) if this Agreement is terminated by Purchaser pursuant to Section 11.1(e) and such termination is due to Seller’s failure to obtain an approval, consent or waiver listed on Schedule 4.2(a)(v); or (d) if Seller or any of its Representatives breach in any material respect the provisions of Section 6.7. Upon the occurrence of any event described in (a) through (c) above, Seller shall refund the Deposit to Purchaser within three (3) Business Days of the date on which Purchaser delivers written notice to Seller demanding repayment of the Deposit.

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6.9 Restrictions on Dissolution and Winding Up.

(a) For a period of six (6) months following the Closing Date, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Seller shall not make any distributions to its stockholders or declare or pay any dividends on shares of Seller’s capital stock, (b) Seller shall not be wound up, liquidated or dissolved, or initiate any procedures or processes to be wound up, liquidated or dissolved, (c) Seller shall not file or cause to be filed on its behalf a petition in bankruptcy under any provisions of federal or state bankruptcy or insolvency Law or consent to the entry of an order for relief (or any other order with similar effect) under any involuntary bankruptcy proceedings (or any other similar proceedings under state law) commenced against Seller, and (d) Seller shall not seek or cause to be sought on its behalf, nor shall Seller consent to, the appointment of a trustee, receiver, liquidator, assignee for the benefit of creditors or other Person or official with similar duties with respect to the Seller or its assets.

(b) Notwithstanding anything to the contrary in Section 6.9(a), Seller may seek the approval of its stockholders to give the board of directors of Seller the discretion to file, at a time chosen by the board of directors of Seller but no earlier than the date that is six (6) months following the Closing Date, a certificate of dissolution with the Secretary of State of the State of Delaware in accordance with Section 275 of the Delaware General Corporation Law.

6.10 Tail Insurance. Prior to the Closing, Seller shall obtain and deliver to Purchaser evidence of an insurance tail policy or similar coverage reasonably satisfactory to Purchaser (the “Tail Policy”) that (a) covers claims made in respect of product liability or clinical trial liability for activities conducted by Seller prior to Closing and such other coverage for incurred but unreported claims arising on or prior to Closing related to Seller’s conduct of its business relating to the Acquired Assets prior to the Closing as requested by Purchaser, (b) has an extended reporting period from the Closing through the fifth (5th) anniversary of the Closing Date and (c) is consistent, both in terms of coverage and limits, with the Insurance Policies.

6.11 Transition Services. For a period of one (1) month following the Closing, Seller shall provide the transition services set forth on Schedule 6.11.

6.12 Employee Matters. The Parties acknowledge that employees, advisors, and independent contractors of Seller who have been involved in research and development related to the Products and the Compounds (“Product Information”), may have information necessary to enable technology transfer to Purchaser following the Closing (the “Key Personnel”). Purchaser anticipates that it may enter into consulting arrangements with some Key Personnel. The Parties acknowledge that Key Personnel may have entered into employment agreements or other written agreements with Seller or its Affiliates, that contain (a) obligations of confidentiality, non-use and non-disclosure with respect to any information related to the Acquired Assets and/or the Assumed Liabilities, or (b) non-compete obligations with respect to the Acquired Assets and/or the Assumed Liabilities (“Key Personnel Agreements”). Seller hereby consents and agrees that Purchaser may offer consulting or other arrangements to one or more Key Personnel and Seller agrees that it will not assert that any such consulting arrangement violates the Key Personnel Agreements. Seller hereby waives any rights under any Key Personnel Agreements solely with respect to activities set forth in this Section 6.12.

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7.	Conditions Precedent to Obligations of Purchaser.

The obligation of Purchaser to effect the Closing and consummate the Transactions is subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations and Warranties. The Fundamental Representations shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date, with the same effect as though made as of the Closing Date (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date). All other representations and warranties of Seller set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) shall be true and correct, in each case as of the Agreement Date and as of the Closing Date, with the same effect as though made as of the Closing Date (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure of the representations and warranties of Seller set forth in this Agreement to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.2 Performance of Covenants. Seller shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Seller at or before the Closing).

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order preventing the consummation of any of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted that makes consummation of any of the Transactions illegal.

7.4 No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect since the Agreement Date.

7.5 No Governmental Litigation. There shall not be pending or threatened in writing before any court of competent jurisdiction or other Governmental Authority any Legal Proceeding (a) to which a Governmental Authority is a party, and (b) that would or would reasonably be expected to (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Transactions, or (ii) prohibit or limit the ownership or operation by Purchaser, its Affiliates of the Acquired Assets or the Assumed Liabilities, or (iii) compel Purchaser or its Affiliates to dispose of, hold separate or license any material portion of the business or assets (including the Acquired Assets) of Purchaser or its Subsidiaries, as a result of the Transactions.

7.6 Closing Certificate. Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Sections 7.1, 7.2 and 7.4 is satisfied in all respects as of the Closing.

7.7 Seller Closing Deliverables. Seller shall have executed and delivered to Purchaser (or caused one or more of its Affiliates to execute and deliver to Purchaser, as applicable) each of the documents and materials contemplated to be delivered by Section 4.2(a).

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7.8 Seller Information Statement. At least twenty (20) calendar days shall have elapsed from the date the definitive Information Statement was mailed to Seller’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

8.	Conditions Precedent to Obligation of Seller

The obligation of Seller to effect the Closing and consummate the Transactions is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Purchaser set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) shall be true and correct in all material respects, except where the failure of the representations and warranties of Purchaser set forth in this Agreement to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions.

8.2 Performance of Covenants. Purchaser shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Purchaser at or before the Closing).

8.3 No Restraints. No temporary restraining order, preliminary or permanent injunction, or other Order preventing the consummation of any of the Transactions by Seller shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted that makes consummation of any of the Transactions illegal.

8.4 Closing Certificate. Purchaser shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 8.1 and 8.2 is satisfied in all respects.

8.5 Purchaser Closing Deliverables. Purchaser shall have executed and delivered to Seller (or caused one or more of its Affiliates to execute and deliver to Seller, as applicable) each of the documents and materials contemplated to be delivered by Section 4.2(b).

9.	Survival.

9.1 Survival of Representations; Warranties and Covenants The Parties, intending to modify any applicable statute of limitations, hereby acknowledge and agree that the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall terminate upon the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Article 10; provided, however, that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing in accordance with their terms until the earlier of (i) the date on which they have been fully performed or expire in accordance with this Agreement and (ii) 60 days following the expiration of any applicable statute of limitations.

10.	Registration Rights.

10.1 Definitions. For the purpose of this Section 10:

(a) the term “Resale Registration Statement” shall mean any registration statement required to be filed by Section 10.2, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements; and

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(b) the term “Registrable Shares” means the Shares; provided, however, that a security shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Resale Registration Statement, (ii) such security is sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Security Act or otherwise, is removed by Purchaser, (iii) the first date such security is eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales, holding period and without the holder complying with any method of sale requirements or notice requirements under Rule 144, or (iv) such security shall cease to be outstanding following its issuance. Notwithstanding the foregoing, no Shares shall be Registrable Shares following the third (3rd) anniversary of the date on which the Mandatory Registration Statement is declared effective.

10.2 Registration Procedures.

(a) Purchaser shall use commercially reasonable efforts to file a Resale Registration Statement (the “Mandatory Registration Statement”) with the SEC on or before the date that is seven (7) days following the earlier of (i) April 1, 2024 and (ii) the date Purchaser files its annual report on Form 10-K for the year ended December 31, 2023 (such earlier date, the “Filing Date”) to register all of the Registrable Shares on Form S-3 under the Securities Act (providing for shelf registration of such Registrable Shares under SEC Rule 415) (or if Purchaser is not then eligible to use Form S-3, Form S-1); provided, that Purchaser’s obligation to file a Resale Registration Statement (including the Mandatory Registration Statement) is contingent upon Seller furnishing in writing to Purchaser such information regarding Seller, the securities of Purchaser held by Seller and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings and the pro rata distributions of the Shares to the stockholders of Seller in connection with the dissolution of Seller, as shall be reasonably requested by Purchaser to effect the registration of such Shares in compliance with applicable securities laws and which information shall be requested by Purchaser from Seller at least five (5) Trading Days prior to the anticipated filing date of the Resale Registration Statement.

(b) Purchaser shall use commercially reasonable efforts to promptly cause such Mandatory Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after the filing thereof in the event the SEC reviews and has written comments to the Resale Registration Statement and (ii) the fifth (5th) Trading Day after the date Purchaser is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (i) and (ii), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Trading Day.

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(c) Not less than two (2) Trading Days prior to the filing of a Resale Registration Statement or any related prospectus or any amendment or supplement thereto, Purchaser shall furnish via email to Seller copies of all such documents proposed to be filed (other than any document that is incorporated or deemed to be incorporated by reference therein) for review by Seller. Purchaser shall reflect in each such document when so filed with the SEC such comments regarding Seller and the plan of distribution as Seller may reasonably and promptly propose no later than two (2) Trading Days after Seller has been so furnished with copies of such documents as aforesaid.

(d) Purchaser shall promptly prepare and file with the SEC such amendments and supplements to such Resale Registration Statements and the prospectus used in connection therewith as shall be necessary to keep such Resale Registration Statements continuously effective and free from any material misstatement or omission to state a material fact therein for so long as such Shares remain Registrable Shares, subject to Purchaser’s right to suspend such registration pursuant to Section 10.5.

(e) Purchaser shall furnish to Seller such number of copies of prospectuses in conformity with the requirements of the Securities Act as Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by Seller.

(f) Upon notification by the SEC that that the Resale Registration Statement has been declared effective by the SEC, Purchaser shall, if required, file the final prospectus under Rule 424 within the applicable time period prescribed by Rule 424.

(g) For so long as the Shares remain Registrable Shares, Purchaser shall advise Seller:

(i) within one (1) Trading Day of the effectiveness of the Resale Registration Statement or any post-effective amendments thereto;

(ii) within five (5) Trading Days of any request by the SEC for amendments to the Resale Registration Statement or amendments to the prospectus or for additional information relating thereto;

(iii) within one (1) Trading Day of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for such purpose;

(iv) within one (1) Trading Day of the suspension of the qualification of the Registrable Shares for sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(v) within one (1) Trading Day of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the prospectus in order to make the statements therein not misleading.

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(h) Purchaser shall cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by Purchaser are then listed.

(i) Purchaser shall bear all expenses in connection with the procedures in paragraphs (a) through (i) of this Section 10.2 and the registration of the Registrable Shares on such Resale Registration Statement.

10.3 Rule 415; Cutback. If the SEC prevents Purchaser from including any or all of the Registrable Shares in a Resale Registration Statement due to limitations on the use of Rule 415 under the Securities Act or requires Seller to be named as an “underwriter,” Purchaser shall use its commercially reasonable efforts to persuade the SEC that the offering contemplated by the Resale Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that Seller is not an “underwriter.” In the event that, despite Purchaser’s commercially reasonable efforts and compliance with the terms of this Section 10.3, the SEC refuses to alter its position, Purchaser shall (i) remove from the Resale Registration Statement such portion of the Registrable Shares (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Shares as the SEC may require to assure Purchaser’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that Purchaser shall not agree to name Seller as an “underwriter” in such Registration Statement without the prior written consent of Seller. Seller acknowledges that it shall not have suffered any Losses as to any Cut Back Shares until the date that is five (5) Trading Days following the date that Purchaser is eligible to bring effective the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 10 shall again be applicable to such Cut Back Shares; provided, however, that the Filing Deadline for the Resale Registration Statement including such Cut Back Shares shall be ten (10) Trading Days after such Restriction Termination Date, and Purchaser shall use commercially reasonable efforts to cause such Resale Registration Statement to become effective as promptly as practicable.

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10.4 Registration Right Indemnification.

(a) Purchaser agrees to indemnify and hold harmless Seller and its Affiliates and Representatives (each, a “Seller Party” and collectively the “Seller Parties”) to the fullest extent permitted by applicable Law, from and against any losses, claims, damages or liabilities (collectively, “Losses”) to which they may become subject (under the Securities Act or otherwise) insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Section 10 by Purchaser or any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any failure by Purchaser to fulfill any undertaking included in the Resale Registration Statement and Purchaser will, as incurred, reimburse the Seller Parties for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that Purchaser shall not be liable in any such case to the extent that such Loss arises out of, or is based upon: (i) an untrue statement or omission or alleged untrue statement or omission made in such Resale Registration Statement based on written information furnished to Purchaser by or on behalf of Seller specifically for use in preparation of the Resale Registration Statement; or (ii) any breach of this Section 10 by Seller; provided further, however, that Purchaser shall not be liable to any Seller Party (or any partner, member, officer, director or controlling Person of Seller) to the extent that any such Loss is caused by an untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus if either (A) (1) Seller failed to send or deliver a copy of the final prospectus with or prior to, or such Seller failed to confirm that a final prospectus was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by Seller to the Person asserting the claim from which such Loss resulted and (2) the final prospectus corrected such untrue statement or omission, (B) (1) such untrue statement or omission is corrected in an amendment or supplement to the prospectus and (2) having previously been furnished by or on behalf of Purchaser with copies of the prospectus as so amended or supplemented or notified by Purchaser that such amended or supplemented prospectus has been filed with the SEC, in accordance with Rule 172 of the Securities Act, Seller thereafter fails to deliver such prospectus as so amended or supplemented, with or prior to or Seller fails to confirm that the prospectus as so amended or supplemented was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by Seller to the Person asserting the claim from which such Loss resulted or (C) Seller sold Registrable Shares in violation of its covenants contained in Section 3.6.

(b) Seller agrees to indemnify and hold harmless Purchaser and its Affiliates and Representatives (each, a “Purchaser Party” and collectively the “Purchaser Parties”) from and against any Losses to which the Purchaser Parties may become subject (under the Securities Act or otherwise), insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by Seller or untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement (or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), but only to the extent such untrue statement or omission or alleged untrue statement or omission was made based on written information furnished by or on behalf of Seller specifically for use in preparation of the Resale Registration Statement, and Seller will reimburse each Purchaser Party for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that in no event shall any indemnity under this Section 10.4(b) be greater in amount than the dollar amount of the net proceeds received by Seller upon its sale of the Registrable Shares included in the Resale Registration Statement giving rise to such indemnification obligation (such amount, the “Registration Liability Cap”).

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(c) Promptly after receipt by any indemnified Person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Section 10.4, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified thereof, such indemnifying Person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person. After notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person for any legal expenses subsequently incurred by such indemnified Person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, based on the opinion of counsel, for the same counsel to represent both the indemnified Person and such indemnifying Person or any affiliate or associate thereof, the indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided, further, that no indemnifying Person shall be responsible for the fees and expense of more than one separate counsel for all indemnified parties. The indemnifying party shall not settle an action without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent shall be required if such settlement contains an unconditional release of the indemnified party from all liability arising out of such action or claim and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 10.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by Seller hereunder be greater than the Registration Liability Cap.

(e) For the avoidance of doubt, nothing contained in this Section 10.4 relate to a claim for Losses by an Indemnified Party pursuant to Section 9.

10.5 Prospectus Suspension. Seller acknowledges that there may be times when Purchaser must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by Purchaser and declared effective by the SEC, or until such time as Purchaser has filed an appropriate report with the SEC pursuant to the Exchange Act. Seller hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which Purchaser gives Seller notice of the suspension of the use of said prospectus and ending at the time Purchaser gives Seller notice that Seller may thereafter effect sales pursuant to said prospectus; provided, (a) that such suspension periods shall in no event exceed (i) on more than three occasions, a period of more than thirty (30) consecutive Trading Days or (ii) more than an aggregate total of sixty (60) Trading Days, in each case in any 360-day period, and (b) the board of directors of Purchaser has reasonably determined that, in order for such Resale Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act.

11.	Termination

11.1 Termination of the Agreement. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 11.1(a)) at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and Seller;

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(b) by either Purchaser or Seller if any Governmental Authority of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transactions, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party whose failure to perform its covenants or agreements contained in this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;

(c) by Purchaser if (i) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the Closing condition set forth in Section 7.1 would not be satisfied or (ii) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that the Closing condition set forth in Section 7.2 would not be satisfied; provided, that (A) Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(c) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by Seller within the shorter of 30 days after Seller receives written notice of such breach from Purchaser or by the Outside Date; and (B) Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(c) if, at the time of such termination, Purchaser is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.2, as applicable, would not have been satisfied;

(d) by Seller if (i) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the Closing condition set forth in Section 8.1 would not be satisfied or (ii) Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Purchaser such that the Closing condition set forth in Section 8.2 would not be satisfied; provided, that (A) Seller shall not be entitled to terminate this Agreement pursuant to this Section 11.1(d) unless, in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by Purchaser within the shorter of 30 days after Purchaser receives written notice of such breach from Seller or by the Outside Date; and (B) Seller shall not be entitled to terminate this Agreement pursuant to this Section 11.1(d) if, at the time of such termination, Seller is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 7.1 or Section 7.2, as applicable, would not have been satisfied;

(e) by either Party by written notice to the other if the consummation of the Transactions contemplated hereby shall not have occurred on or before the date that is six months following the Agreement Date (the “Outside Date”); provided, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in Article 7 or Article 8, as applicable, would not have been satisfied; or

(f) by Purchaser if Seller fails to deliver, by 11:59 p.m. Eastern Time on the date that is three (3) Business Days after Agreement Date, the Stockholder Written Consent executed and delivered by each of the Consenting Stockholders.

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11.2 Effect of Termination. In the event of termination by either Party pursuant to Section 11.1, written notice thereof will forthwith be given to the other Party and the Transactions will be terminated, without further action by either Party. If the Transactions are terminated as provided herein, this Agreement shall become null and void and have no further force and effect and all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to any other Party, except that nothing herein will relieve or release any Party from liability arising from any breach by such Party of this Agreement prior to any such termination. Notwithstanding the foregoing, the following Sections of this Agreement shall remain in full force and effect following termination of this Agreement: Section 6.1, Section 6.2, Section 6.8, this Section 11.2, and Article 12.

12.	Miscellaneous

12.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. Purchaser and Seller each hereby irrevocably: (i) consents to submit itself in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the New Castle County, Delaware); (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any action arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than any such court.

12.2 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.1 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither Purchaser nor Seller would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.2 shall not be required to provide any bond or other security in connection with any such order or injunction.

12.3 WAIVER OF JURY TRIAL. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER AND SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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12.4 Entire Agreement; Severability. This Agreement, together with the Disclosure Schedules, Related Agreements, all Exhibits and Schedules hereto and thereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final determination of any arbitration process or final judgment of a court of competent jurisdiction, in each case, to the extent in accordance with the terms of this Agreement, declares that any term or provision hereof is invalid or unenforceable, the arbitrators or court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.5 Incorporation by Reference. The Disclosure Schedules, the Schedules and Exhibits, and the documents referenced herein and therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

12.6 Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Purchaser and Seller or, in the case of a waiver, the Party waiving compliance. Except as specifically set forth herein to the contrary, no delay or omission by either Party in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either party of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

12.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation) or (c) one (1) Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other Parties hereto):

(1)	If to Seller, to:

Ayala Pharmaceuticals, Inc.

9 Deer Park Drive, Suite K-1

Monmouth Junction, NJ 08852, USA

Attention: Kenneth A. Berlin

e-mail: [***]

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with required copies to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Robert W. Dickey

Email: [***]

(2)	If to Purchaser, to:

Immunome, Inc.

18912 N. Creek Parkway

Bothell, WA 98011

Attention: Clay Siegall, Ph.D.

e-mail: [***]

with required copies to:

Immunome, Inc.

665 Stockton Drive, Suite 300

Exton, PA 19341

Attention: Sandra Stoneman

e-mail: [***]

Cooley LLP

10265 Science Center Drive

San Diego, California 92121

Attention: Barbara Borden

e-mail: [***]

12.8 No Assignment; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Party; provided, however, for the avoidance of doubt, Purchaser may, with notice to Seller but without Seller’s consent, (a) at any time, sell, assign, contribute, or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate, (b) assign all or any part of its rights or obligations hereunder to any Person (whether or not an Affiliate of Purchaser) in connection with a merger or consolidation of Purchaser or the sale of all or substantially all of Purchaser’s operations or assets or substantially all of Purchaser’s assets that relate to the Acquired Assets and the Assumed Liabilities, and (c) grant or permit any Lien or assignment to any Person (whether or not an Affiliate of Purchaser) in connection with a financing for Purchaser (or an Affiliate of Purchaser to which any rights under this Agreement have been assigned or sublicensed) from time to time, in each case of clauses (a), (b), or (c) above, without Purchaser being relieved of any of its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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12.9 Third Person Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.10 Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between Purchaser and Seller. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any Third Party.

12.11 Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. All references herein to “immediately available funds” or “$” shall be deemed to be references to the lawful money of the United States. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

12.12 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by facsimile signature or by an electronic scan delivered by electronic mail.

12.13 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party hereto will pay its own costs and expenses incurred incident to its negotiation and preparation of this Agreement and the Related Agreements and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

[Signature Page to Follow]

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In Witness Whereof, the Parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

Immunome, Inc.

By:	/s/ Clay Siegall

Print Name:	Clay Siegal, Ph.D.

Title:	President and Chief Executive Officer

In Witness Whereof, the Parties, intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

Ayala Pharmaceuticals, Inc.

By:	/s/ Kenneth Berlin

Print Name:	Kenneth A. Berlin

Title:	President and Chief Executive Officer

Exhibit A

Support Agreement

[***]

[Exhibit A - Form of Support Agreement]

Exhibit B

Assignment and Assumption Agreement

[***]

[Exhibit B – Assignment and Assumption Agreement]

Exhibit C

Bill of Sale

[***]

[Exhibit C – Bill of Sale]

Exhibit D

CVR Agreement

[***]

[Exhibit D – CVR Agreement]

Exhibit E

IP and Patent Assignment Agreement

[***]

[Exhibit E – IP and Patent Assignment Agreement]

Exhibit F

Stockholder Written Consent

[***]

[Exhibit F – Stockholder Written Consent]

Schedule A

[***]

[Schedule A – Support Agreement Signatories]

Schedule B

Compounds

[***]

[Schedule B – Compounds]

Schedule C

Product Patents

[***]

[Schedule C – Product Patents]

Schedule C-1

Dropped Patents

[***]

[Schedule C-1 – Dropped Patents]

Schedule D

Knowledge Parties

[***]

[Schedule D – Knowledge Parties]

Schedule 2.1(a)(ii)

Acquired Business Contracts

[***]

[Schedule 2.1(a)(ii) – Acquired Business Contracts]

Schedule 2.2(b)

Specified Liabilities

[***]

[Schedule 2.2(b) – Assumed Liabilities]

Schedule E

Qualified CMC Expenses

[***]

[Schedule E – Qualified CMC Expenses]

Schedule 4.2(a)(v)

Closing Third Party Consents/Notices

[***]

[Schedule 4.2(a)(v) – Closing Third Party Consents/Notices]

Schedule 6.11

Transition Services

[***]

[Schedule 6.11 – Transition Services]